Exhibit (b)(5)

Alfasigma S.p.A.

Via Ragazzi del 99, n. 5

40133 - Bologna

To the kind attention of Mr. Francesco Balestrieri

Bologna, December 20 2022

Subject: Loan Agreement - Proposal

Dear Sirs,

Further to the agreements that have been established we wish to present to you our proposal concerning a loan agreement based on the terms and conditions specified below (the 'Proposal').

*        *        *

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111 www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d’Italia and the Register of Bank Groups.

ALFASIGMA S.p.A.

(In its capacity as the Recipient)

and

Banco BPM S.p.A.

(In its capacity as the Financing Bank)

LOAN AGREEMENT

ii

ANNEXES

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazza F. Meda, 4 - 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: Euro 7,100,000,000.00 (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the register of Bank Groups.

iii

LOAN AGREEMENT

between

(1)	ALFASÌGMA S.p.A., a corporation with registered offices in Bologna at 5, via Ragazzi dei '99, and listed in the Register of Companies of Bologna under registration No. 03432221202, in its capacity as a recipient (the 'Loan Recipient');

and

(2)	Banco BPM S.p.A., a bank incorporated under Italian law, with registered offices at 4, Piazza Filippo Meda - 20121, Milan, with share capital as at April 7 2018 amounting to 7,100,000,000.00 Euro (fully paid up), listed in the Register of Banks and a member of the Banco BPM Bank Group, and listed in the Register of Bank Groups with registration 5034, with fiscal (tax) code, VAT registration and registration at the Register of Companies of Milan 10537050964, which participates in this agreement in its capacity as a financing bank, and referred herein to as the 'Financing Bank'.

The following provisions are hereby AGREED UPON AND STIPULATED:

1.	INTERPRETATION OF TERMS

1.1.	Definitions

In this agreement (hereinafter, the Contract):

'Permitted Acquisition': refers to acquisition on the part of the Recipient of 100% (one hundred percent) of the shares of the company Sofar S.p.A., which has registered offices in Via Firenze, 40 - 20060 Trezzano Rosa (MI), with fiscal (tax) code, Register of Companies registration number and VAT Code 03428610152.

'Affidavit' (statement) refers to the Affidavit identified by the Italian Revenue Authority pursuant to the Provision of the Director of the Revenue Authority of July 10 2013 (Protocol 2013/64404), available in the website www.agenziaentrate.gov.it, or each analogous version as may be approved from time to time by the Revenue Agency.

'Attestation of Conformity’ refers to a declaration, the form of which will substantially correspond to that presented in Annex 4 {Model of an Attestation of Conformity).

The meaning of the term 'Acceptable Bank' corresponds to that presented in clause 1 7.1 (Definitions) of this Agreement.

The term 'Qualified Bank' refers to an entity that is the actual beneficiary of payments of interest or equivalent proceeds made in accordance with the purposes of this Agreement, and which is:

(a)	a credit institution or other financial institution authorized to practice banking or financial activities in Italy, pursuant to Legislative Decree 385 of September 1 1993 or Legislative Decree 58 of February 24 1998, resident for tax purposes in Italy pursuant to Art. 73 of the Italian Consolidated Income Tax Code (TUIR) and which does not operate in relation to the purposes of this contract through a permanent establishment located abroad; or

(b)	a credit institution or other financial institution authorized to practice banking or financial activities in Italy, not resident in Italy with respect to fiscal purposes, and operating through a permanent establishment in Italy for which any payment received pursuant to the Financial Documents will be recognized as business income pursuant to Articles 81, 151 and 152 (1) of the Italian Consolidated Income Tax Code; or

(c)	a credit institution or other financial entity authorized to practice banking or financial activities in Italy, which: (i) is not resident for tax purposes in Italy; (ii) does not act for the purposes of this Agreement through a permanent establishment in Italy; (iii) has entered into a double taxation treaty with Italy pursuant to which it is entitled to receive payments of interest or equivalent income from a subject resident in Italy without the application of a Withholding Tax; and (iv) satisfies any other requirement necessary to benefit from full exemption from Withholding Tax under the aforementioned treaty; or

(d)	a subject that is the direct recipient of interest payments or equivalent proceeds on the part of the Borrower and which, pursuant to Art. 26 (5-bis) of Presidential Decree 600 of September 29 1973, as amended and supplemented from time to time, is entitled to receive interest payments or equivalent proceeds made by the Borrower pursuant to this Agreement without application of any Tax Withholding; or

(e)	any subject to which an interest payment can be made without Withholding Taxes imposed by Italian law.

The term 'Change of Control' has the meaning attributed to this term in Art. 7.2 (a) (Mandatory Early Reimbursement - Change of Control).

The term 'Assignment’ has the meaning set forth in Art. 25.2.2 (Assignment on the part of the Financing Bank).

The term 'Code’ refers to the US Internal Revenue Code of 1986.

The term 'Civil Code’ refers to the Italian Civil Code, the content of which was approved by Royal Decree 262 dated March 16 1942, as subsequently amended and integrated.

The term 'Business Crisis and Insolvency Code’ corresponds to Legislative Decree 14 of January 12 2019 (the Business Crisis and Insolvency Code), issued pursuant to Law 155 of October 19 2017, as amended from time to time, also in accordance with Legislative Decree 83 of June 17 2022, as integrated in each case.

The term 'Associated Undertaking’, with respect to an entity, refers to a Subsidiary or the Controlling Company of the entity referred to, or any Subsidiary of the Controlling Company in question.

The term 'Non-usage Fee’ has the meaning set forth in Art. 21.1 (Non-usage Fee).

'Arrangement Fee' has the meaning presented in Art. 21.2 (Arrangement Fee).

The term 'Current Account’ refers to the current account with the IBAN code IT80D0503402410000000022740, held in the name of the Recipient at the Financing Bank and dedicated to the operational framework of the Financing process.

The term 'Contract’ refers to this agreement regarding Financial Assistance.

The term 'Controlling Company', in relation to a subject, refers to the company with respect to which the entity in question is a Subsidiary.

The term 'Subsidiary' refers to a subsidiary entity pursuant to Art. 2359 (1), sub-sects. 1 and 2 of the Civil Code.

The term 'Relevant Subsidiary’ refers, at any given time, to each company of the Group whose EBITDA represents, individually, on the basis of the most recent Certificate of Conformity and/or consolidated Group Financial Statement delivered to the Financing Bank, at least 5% (five percent) of the EBITDA of the Group and/or whose total assets individually represent at least 10% (ten percent) of the Group's total assets.

The term 'Costs for Re-use’ refers to the amount which, pursuant to this Contract, a Financing Bank is entitled to receive as compensation in the event of voluntary early repayment, with the exception of the reimbursements provided for pursuant to clause 7.1 (Mandatory early repayment - infringement of legal provisions), of the Loan, calculated by the Financing Bank as the algebraic difference having a positive value, between:

(a)	the amount of interest (excluding the ‘Margin’) which the Financing Bank would have received for the period between the date when payment was made and the last day of the Period of Duration of an ongoing Utilization if the payment had been made on the last day of the relative Period of Duration of a Utilization; and

(b)	the amount of interest the Financing Bank would receive by placing an amount equal to the amount of the advance payment in a deposit at a primary institution on the interbank market for the period lasting between the date of payment and the last day of the Period of Duration of a particular Utilization.

The 'FATCA Application Date’:

(a)	with regard to a ‘withholdable payment’, as described in section 1473(1) (A)(i) of the Code (relating to payments of interest and certain other payments from sources located within the territory of the United States of America), this date corresponds to July 1 2014;

(c)	with regard to a 'withholdable payment’ as described in section 1473(1) (A)(ii) of the Code (relating to gross proceeds from transfers that may produce interest from sources located within the territory of the United States of America), this corresponds to the date January 9 2019; or

(d)	with regard to a ‘passthru payment', as described in section 1471 (d) (7) of the Code, which is not covered under sections (a) or (b) above, the date referred to is January 1, 2019,

or, in each case, this will be the different date starting from which a payment becomes subject to a withholding or a deduction (for any reason) pursuant to the FATCA Regulations or following a change in the FATCA Regulations occurring after the Date of Conclusion.

The term 'Closing Date’ refers to the date of the initial Utilization of the Revolving Credit Line.

The term 'Date of Assignment' has the meaning illustrated in Art. 25.3 (Assignment Method).

The term 'Date of Observation’ refers to the 2nd (second) Business Day preceding:

(a)	each Date of Utilization, or

(b)	the date of expiry of a Utilization following a Renewal Request, when the Financing Bank will proceed to identify the Reference Rate for the purpose of determining the Interest Rate.

The term 'Date of Expiry of a Utilization’ indicates - in relation to each Utilization disbursed through the Revolving Credit Line - the last Business Day of the relative Period of Duration of a Utilization.

The term 'Final Date of Expiry’ refers to the date established 36 (thirty-six) months after the Date of Conclusion.

The term 'Date of Conclusion’ refers to the date when this Agreement is signed.

The term 'Date of Utilization’ refers to the Business Day indicated by the Recipient in the relative Utilization Request for the provision of a Utilization or, as the case may be, the Business Day when a Utilization is renewed pursuant to Art. 1.1 (b) (Renewal of Utilizations).

The term 'Declaration of Exemption’ refers to the statement made according to the format provided for in Annex 5.

The term 'Financial Documents’ refers to:

(a)	this Agreement;

(b)	the Utilization Request; and

(c)	any other contract or document designated as such, jointly, by the Financing Bank and the Recipient.

The term 'Material Adverse Effect’ refers to the consequences of any event that that has occurred which may significantly have an effect on:

(a)	the equity or financial or operational situation of the Recipient and/or the Group considered as a whole; or

(b)	the ability of the Recipient to meet payment obligations indicated in the Financial Documents, taking into account the contractually determined deadlines, and

(c)	the effectiveness of the Financial Documents.

'EURIBOR’: With respect to any amount in Euro to be disbursed to - or which is owed by - the Recipient pursuant to the Financial Documents, and in relation to which, for a specified period of time, interest will accrue, this term refers to:

(a)	the rate referred to as the 'European InterBank Offered Rate”, for a period of 1 (one), 3 (three) or 6 (six) months (360 day-count basis), depending on the Interest Period chosen by the Recipient in the relative Disbursement Request, with timely identification (the rate being recorded at 11:00 am CET on the Date of Publication by the Euribor Management Committee - the European Money Markets Institute (EMMI) and disseminated through the main telematic networks, e.g., http://it.euribor-rates.eu, and published in the specialized press on the Date of Publication); or

(b)	It should be noted that if, for the relative period of time, the EURIBOR rate is not published as per the methods indicated in the previous section (a), the alternative rate determined pursuant to and by effect of Art. 10 (Alternative Rates) of this Agreement will be used.

The term 'Euro’ refers to the single currency of the Participating Member States.

The term 'Material Event’ refers to an event determined as such on the basis of the provisions of this Agreement.

The term 'Operational Branch’ refers to the branch through which the Financing Bank provides Funding.

“Financing” refers to the Revolving Credit Line made available to the Recipient pursuant to this Agreement.

The term 'Collateral' refers to any real right of security, a conventional lien, an assignment of goods or credit under a guarantee and any deed or transaction or set of deeds or transactions having the purpose or effect of establishing an asset as a form of security in the interest of the settlor or third parties.

The term ‘Day of Quotation’ indicates, with respect to each term corresponding to a Period of Duration of a Utilization, the day when prices are ordinarily identified by the leading banks in the European interbank market in relation to deposits in Euro, with this day being moreover construed as the second Business Day preceding the first day of each Permitted Period of Duration or, as applicable, the first day of each Period of Duration of a Utilization.

The term 'Business Day’ refers to a day (other than a Saturday and a Sunday) which is a TARGET Day, and on which banks are open and carry out their ordinary business activities in Milan.

The term 'Group’ refers to a Recipient and its Subsidiaries.

The term 'Total Commitment of the Revolving Credit Line’ refers to a total amount not exceeding 100,000,000.00 (one hundred million/00) Euro in aggregate for the entire duration of the Financing.

The term 'Revolving Credit Line Commitment'

(a)	in relation to a Financing Bank, the term refers to the amount in Euro which is indicated together with the name of the Financing Bank in Annex 1(Financing Bank) of this Agreement on the Revolving Credit Line; and

(b)	in relation to any other Financing Bank, it refers to the amount in Euro of any Revolving Credit Line Commitment assigned to the Financing Bank under this Agreement,

insofar as the amount has not been waived, reduced or assigned pursuant to this Agreement.

The term 'Tax Compensation’ refers to a payment made by the Recipient to the Financing Bank in respect of a Withholding Tax or compensation relating to a Tax in accordance with the provisions of the Finance Documents.

The term 'Bankruptcy Law’ refers to Royal Decree 267 of March 16 1942, as subsequently amended and/or integrated, also in light of the Business Crisis and Insolvency Code and Decree Law 118 of August 24 2021.

The phrase 'Letter concerning Fees' refers to the letter to be signed by the Recipient and by the Financing Bank in relation to payment of the Arrangement Fees.

The term 'Revolving Credit Line' has the meaning set forth in Art. 2.1 (Financing).

The term 'Further Charges' indicates:

(a)	an additional charge or the increase of a particular cost;

(b)	a reduction in revenue relating to the Financial Documents due to a reduction of the Margin; or, that is,

(c)	a reduction of an amount that is due and payable under any Finance Document,

which have incurred or are borne by the Financing Bank or one of its Affiliates provided that it may be made subject to the stipulation of any Financial Document or to participation in the Financing or fulfilment of its obligations pursuant to the provisions of a Financial Document.

The term 'Margin' corresponds to 0.75 percentage points per year.

The term 'Company Resources' refers to:

(a)	share capital and available reserves;

(B)	shareholder loans, provided that they are fully subordinated and deferred, presenting a ‘junior’ nature, for capital, interest and any other amount due for any reason, for Financing under terms and conditions satisfactory for the Financing Bank; and

(c)	non-repayable contributions, capital and future capital-increase payments, provided that, in each case, they will not be refundable to shareholders.

The term 'Sanctioned Nation' refers to a nation or a territory which, from time to time, is subject to Sanctions or whose government is, in each case, subject to Sanctions which broadly impede relations with such a government, territory or nation.

The term 'FATCA Regulations' refers to:

(a)	sections 1471 to 1474 of the Code or any related official rules or regulations;

(b)	any treaty, law, regulation or official rule established in any other jurisdiction or an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the regulations indicated in section (a) above; and

(c)	any agreement entered into with the United States Internal Revenue Service, the government of the United States of America or any governmental or taxation authority in any other jurisdiction pursuant to the implementation of the regulations referred to in the preceding sections (a) or (b).

The term 'Extraordinary Operations' indicates any merger, splitting, increase or reduction of share capital or purchase of the entity’s own shares.

The term 'Related Party' has the meaning set out in the Consob Regulation (Crowdfunding) adopted with resolution 17221 of March 12 2010 (as subsequently amended).

The term ‘Parties’ refers to the parties to this Agreement.

The term 'Clean-Down Period' has the meaning attributed to it in Art. 1.1(d) of this Agreement.

The term 'Clean-Up Period' has the meaning attributed to it in Art. 18.14 (Clean-Up Period) of this Agreement.

The term 'Period of Duration of a Utilization' indicates a period, selected by the Recipient in the relative Utilization Request, of 1 (one) month, 3 (three) months or 6 (six) months, starting on the relative Date of Utilization (incl.) of a particular Utilization and ending on the Date of Expiry of the same (incl.) without prejudice to the fact that in the case of failure to make a choice on the part of the Recipient this period will have a duration of six months.

The term 'Availability Period' refers to the period of time between the Final Date of Expiry and the date falling one month before the Final Date of Expiry.

The term 'FATCA-Exempt Subject' refers to a Party that is entitled to receive payments not subject to the FATCA Withholding.

The term 'Accounting Principles' refers to:

(a)	with reference to companies incorporated under Italian law, the legal principles, as applicable on each occasion, regarding the preparation of the financial statements as integrated, by the National Board of Certified Accountants, by the documents issued by the Italian Accounting Standards Board (OIC);

(b)	if applied, the international accountancy standards referred to as International Accounting Standards or International Financial Reporting Standards (as the case may be) adopted by the International Accounting Standards Board (IASB); or,

(c)	with reference to companies operating under a jurisdiction other than that corresponding to Italian law, the accounting principles approved by an equivalent accountancy body.

The term 'Insolvency Proceedings', with the exception of those cases in which mandatory provisions prohibit the dissolution of the contractual relationship, indicates, in relation to the Recipient, the request for access to a crisis and insolvency regulation instrument subject to the filing of documentation pursuant to Art. 44 of the Business Crisis and Insolvency Code, the executive agreements of a debt recovery plan certified pursuant to Art. 56, the debt restructuring agreements pursuant to Art. 57 et seq., the moratorium agreements pursuant to Art. 62, restructuring plans subject to approval pursuant to Art. 64-bis et seq., procedures for settling over-indebtedness crises, where applicable, pursuant to Art. 65, of the Business Crisis and Insolvency Code or similar procedures pursuant to any other applicable law.

The term 'Intellectual and Industrial Property' refers to rights of ownership or use pertaining to trademarks (registered and unregistered), distinctive marks or features, companies, company or business names, internet domain names, works, computer programs, designs, slogans, patents (including any patent applications), copyright and related rights, database rights, industrial and commercial secrets, confidential information, industrial, commercial and technical information, know-how, formulas, algorithms, models, ornamental designs, methodologies and every other similar intellectual and industrial property rights, whether registered or unregistered.

The term 'Renewal Request' has the meaning set forth in Art. 1.1 (b) (Renewal of Utilizations).

The term 'Utilization Request' refers to the request for disbursement relating to the amounts allocated through the Revolving Credit Line submitted by the Recipient to the Financing Bank in the text indicated in Part 1 (Utilization Request) of Annex 3 (Utilization Requests and Renewal Requests).

The term 'FATCA Withholding' refers to a withholding or deduction provided for by the FATCA Regulations in relation to a payment due in accordance with the provisions of the Financial Documents.

The term 'Withholding Tax' refers to any withholding, deduction or withholding definitively applied or as an advance payment in respect of a Tax or other payment to a government or other public authority, imposed by the law of any jurisdiction, other than a FATCA Withholding.

The term 'Sanction' refers to any international economic, financial or trade sanction, law or regulation or a restrictive measure (including an embargo and the freezing of assets) promulgated, applied or imposed by the United States of America (and thereby enforced by the Office of Foreign Assets Control (OFAC) of the United States Treasury Department, the US State Department or the US Department of Commerce, the United Nations Security Council, the European Union and its individual Member States, by the United Kingdom (and thus enforced by the Treasury Department of the UK - HM Treasury, by the competent authorities of the Republic of Italy or by any other competent authority in relation to the aforementioned sanctions.

The term 'Basic Financial Situation' refers to:

(a)	the consolidated financial statement of the Recipient as at December 31 2021, as duly approved and certified; and

(b)	the financial statement of the Recipient as at December 31 2021, as duly approved.

The term 'Reference Shareholder' refers to Turytes SpA, a joint-stock company with registered offices in Bologna at 4, Galleria Cavour, and recorded in the Register of Companies of Bologna (registration number: 037041 50378).

The term 'Sanctioned Subject' refers to an entity identified as subjected to Sanctions or an entity owned or controlled by a Sanctioned Subject.

The term 'Participating Member State' refers to a member state of the European Union that has adopted the Euro as its legal tender pursuant to the legislation of the European Union regarding the European Monetary Union.

The term 'TARGET Day' indicates a day when the payments system denominated as the Trans-European Automated Real-time Cross Settlement Express Transfer 2 is operational for the settlement of payments in Euro.

The term 'Tax' refers to any tax, duty, stamp duty, levy, withholding tax, entitlement or fiscal charge of any kind, whether present or future, however named (including, without limitation, related additional costs, surcharges, penalties, and interest for late payment or relative penalties).

The term 'Interest Rate' has the meaning attributed to it in Art. 8.1 (Computation of Interest).

The term 'Reference Rate' refers to the EURIBOR rate for a reference period corresponding to the Periods of Duration of a Utilization, applicable as identified on the Day of Quotation and communicated by the Financing Bank to the Recipient pursuant to this Agreement.

The acronym 'TUIR' refers to Italian Presidential Decree 917 of December 22 1986 and subsequent amendments and additions.

The term 'Utilization' refers to a Utilization disbursed or renewed through the Revolving Credit Line pursuant to this Agreement.

1.2,	Other interpretative provisions

(a)	In this Agreement, unless otherwise stated:

(i)	the word authorizations refers to and includes any authorization, license, permit, concession and other provisions of a similar nature;

(ii)	the term ‘assets’ indicates and comprises both present and future tangible and intangible assets and, wherever it may be permitted by the relative context, both present and future proprietary and non-proprietary rights;

(iii)	the term ‘assignment’ and its derivatives refer to any assignment, sale or transfer - for any purpose - of the ownership of an asset or a right;

(iv)	the term ‘litigation’ refers to any judicial, arbitral or administrative proceedings (including, by way of example, enforcement proceedings, seizure or confiscation procedures and dispute resolution proceedings other than arbitration) pending before any ordinary or special judicial or administrative authority, tax authority, a body that carries out jurisdictional functions or an arbitrator or arbitration panel, either in Italy or abroad;

(v)	the expression ‘legal or regulatory provision’ refers to any provision of a legislative, regulatory or administrative nature, having the force of law or regulation at national or local level, and any other source of law or directive, which may not be legally binding, of a competent authority;

(vi)	the term ‘Debt’ refers to and comprises any pecuniary obligation (on a primary or ancillary basis);

(vii)	the term ‘modification’ and its derivatives refer to and comprise any modification, integration and novation;

(viii)	the expression ‘insolvency procedures’ - except for those cases where mandatory provisions would prohibit the dissolution of a contractual relationship - indicates, with respect to the Recipient, the request for access to a crisis and insolvency regulation instrument subject to the deposit of the documentation pursuant to the provisions of Art. 44 of the Business Crisis and Insolvency Code, the executive agreements of a debt recovery plan certified pursuant to Art. 56, the debt restructuring agreements pursuant to Art. 57 et seq., the moratorium agreements pursuant to Art. 62, restructuring plans subject to approval pursuant to Art. 64-bis et seq., procedures for settling crises relating to over-indebtedness, where applicable, pursuant to Art. 65 of the Business Crisis and Insolvency Code or similar procedures in accordance with any other applicable law;

(ix)	the term ‘administrative measure’ refers to any provision issued in any form by an administrative or regulatory authority at the national or local level;

(x)	the term ‘judicial decision’ refers to any provision issued in any form by an ordinary, administrative or special judicial authority;

(xi)	the term ‘subject’ refers to and includes any natural or legal person, whether governed by private law or public law, and any entity which may also not possess a legal personality;

(xii)	the expression ‘confidential details and data’ refers to the documents and information provided by the Recipient to the Financing Bank in relation to the operation covered by this Agreement and those provided in each case by the Recipient to the Financing Bank pursuant to Art. 16 (Disclosure Requirements) of this Agreement;

(xiii)	reference to a currency is to be construed as a reference to the currency which is the legal tender of the relative State;

(xiv)	a currently ongoing Material Event refers to a Material Event that has not been rectified and with respect to which the Financing Bank has not expressly renounced the right to avail itself of remedies provided for under the Contract and provisions of law relating to the same.

(xv)	references to a provision of law or a regulation are to be understood as referring to the provision also in a possibly amended form and comprises the implementing provisions and relative secondary legislation;

(xvi)	references to an Article or to an Annex are to be understood as referring to an article within or an annex to this Agreement;

(xvii)	references to a subject comprise the full universal successors of the same;

(xviii)	references to a Financial Document or other document shall be construed as referring to the Financial Document or other document as amended from time to time;

(xix)	references to specific hours during the day are to be understood as referring to the local time in the city of Milan.

(b)	Unless otherwise provided for, references to periods of one or more months are to be understood as referring to a period beginning on a particular day of a calendar month and ending on the numerically corresponding day in the next calendar month or in a different month of expiry, with the following exceptions:

(i)	in the event the day which numerically corresponds to the established date does not fall on a Business Day, the relative deadline shall be extended to the Business Day immediately following

(ii)	or, if such a Business Day falls in the following month, to the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the month of expiry, the period shall end on the last Business Day of the month of expiry; and, moreover,

(iii)	notwithstanding the provisions of section (i) above, a period which begins on the last Business Day of a month will end on the last Business Day of the following month or of the different month of expiry.

(c)	Unless otherwise provided for:

(ii)	references to a Party will not include that Party if it has ceased to be a Party according to the provisions of this Agreement;

(ii)	a term or expression used in another Financial Document or in a notification made in accordance with the requirements of a Financial Document has the meaning set forth in this Agreement;

(iii)	the non-pecuniary obligations of the Recipient pursuant to the Financial Documents shall remain in force until all of their pecuniary obligations towards the Financing Bank have been fulfilled; and, moreover,

(iv)	in the event of a conflict arising between the provisions of this Agreement and those of another Financial Document the provisions of this Agreement shall prevail.

(d)	the titles of the Articles, sections and Annexes to this Contract are inserted for the sole purpose of facilitating comprehension of the same and may not be used for interpretative purposes with respect to the contractual provisions.

2.	FINANCING

2.1.	Financing

(a)	Under the conditions set forth in this Agreement the Financing Bank grants a revolving credit line for a total amount of 100,000,000.00 (one hundred million/00) Euro (the 'Revolving Credit Line'), to be used in accordance with the provisions of Article 5 (Disbursement).

(b)	The Revolving Credit Line will be granted to the Recipient.

3.	PURPOSE

3.1.	The Intended Purpose of Financing

Each Utilization of the Revolving Credit Line may be effected by the Recipient exclusively for the purpose of satisfying requirements related to general cash-flow exigencies of the Recipient, including therewith the payment of costs relating to the Financing process.

3.2.	Absence of verification requirements

The Financing Bank will not be required to verify that use of the Financing on the part the Recipient complies with the provisions of this Agreement.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent to the effectiveness of the Financing Agreement

The effectiveness of the Financing Agreement and the obligation on the part of the Financing Bank to disburse any Utilization under the Financing is conditionally precedent to the Financing Bank having received from the Recipient all the documents and evidence referred to in Annex 2 {Conditions precedent) Part I {Conditions precedent to the effectiveness of the Financing Agreement) in a form and with contents deemed to be satisfactory by the Financing Bank.

4.2	Conditions precedent to the disbursement and/or renewal of Utilizations

Each disbursement and/or renewal of a Utilization, to be effected within the relative Availability Period, is conditionally precedent to (i) the occurrence, by the date of submission of the relative Utilization Request and/or, as the case may be, a Renewal Request, of all the conditions precedent set out in Annex 2 (Conditions Precedent) Part II (Conditions Precedent to disbursements and/or renewals of the Utilizations) of this Agreement in a form and with content reasonably acceptable to the Financing Bank and (ii) their persistence on the relative Utilization Date and/or renewal date.

4.3	Waiver of the Conditions

The Parties mutually acknowledge that the conditions precedent referred to in this Article (4) {Conditions Precedent) are not merely potestative as they are intended for the purpose of completing the operations envisaged by this Contract. These conditions precedent are established in the exclusive interest of the Financing Bank, which, therefore, may, under its own judgment and acting in good faith, decide to waive, in whole or in part, each of these conditions.

5.	DISBURSEMENT

5.1.	Method of Use

(a)	Subject to the occurrence of the conditions precedent provided for in Art. 4 {Conditions Precedent) of this Contract, the Financing Bank will carry out, within the limits and according to the terms set out in this Contract, the disbursement of a Utilization of the Revolving Credit Line to the Recipient within the relative Availability Period in accordance with the currency of the Utilization Date, if the following circumstances jointly occur:

(i)	by 11 am (Italian time) of the 3rd (third) Business Day prior to the Utilization Date, unless otherwise agreed upon between the Financing Bank and the Recipient, the Financing Bank has received from the Recipient a Utilization Request signed by an authorized signatory of the Recipient; and

(ii)	each Utilization Request, which shall be considered as irrevocable, contains the following:

(A)	the relative Utilization Date, which (1) must coincide with a Business Day and (2) in any case, shall not be subsequent to the Availability Period; and

(B)	the Period of Duration of a Utilization in relation to the Requested Utilization, which may be 1, 3 or 6 months, at the choice of the Recipient;

(C)	the amount of the Revolving Credit Line the disbursement of which is requested (the “Requested Amount of a Utilization'), and which in any case:

(I)	shall not be less than 1,000,000 (one million) Euro and in any case in multiples of 500,000 (five hundred thousand) Euro; and

(II)	shall not be greater than the Total Commitment of the Revolving Credit Line with the deduction of (i) the amounts of existing Utilizations (including those subject to total or partial renewal), and (ii) the amounts of Utilizations for which a Utilization Request and/or a Renewal Request is pending;

(D)	irrevocable instructions to the Financing Bank to transfer the Requested Utilization Sum to the Current Account.

(b)	The Parties agree that the Revolving Credit Line may be used, subject to the occurrence of (i) the relative conditions precedent referred to in Art. 4 {Conditions Precedent) of this Agreement; and (ii) the provisions of this Article (5.1) {Method of Use) in this Agreement, through the issuance of one or more Utilizations, with it being understood that under no circumstances whatsoever may there be more than 5 (five) simultaneously ongoing Utilizations.

(c)	The amounts of the Revolving Credit Line for which a Utilization Request and/or Renewal Request has not been submitted by the date of expiry of the Availability Period will be considered as revoked and shall no longer be usable by the Recipient, with every obligation and responsibility of the Financing Bank in this regard being annulled.

5.2.	Renewal of Utilizations

(a)	The Recipient has the right to request partial or total renewal - for a duration equal to the Period of Duration of a Utilization and for amounts in any case not less than 1,000,000 (one million) Euro and in any case for multiples of 500,000 (five hundred thousand) Euro - of the Utilizations already disbursed through the Revolving Credit Line.

(b)	The Financing Bank will proceed with the renewal if the following circumstances jointly occur:

(i)	by 11 am (Italian time) on the 3rd (third) Business Day preceding the Expiry Date of a utilization, the Financing Bank must have received from the Recipient the relative renewal request compliant with the form presented in Annex 3 (Disbursement Requests and Renewal Requests) Part II (Renewal Requests) to this Agreement (the 'Renewal Request'), containing the indications and data referred to in Art. (a)(ii) insofar as these are compatible with the renewal;

(ii)	the conditions precedent indicated in Attachment 2 have occurred (Conditions Precedent) Part II (Conditions precedent to disbursements and/or renewals of Utilizations) of this Agreement; and

(iii)	the amount for which partial and total renewal is requested, added to (i) the amounts of existing Utilizations (including those subject to total or partial renewal) and (ii) the amounts of the Utilizations with respect to which the Utilization Request and/or Renewal Request is pending, does not exceed the Total Commitment of the Revolving Credit Line applicable in each case.

(c)	It is understood that for the purpose of calculating interest, the renewal of Utilizations is to be considered as equivalent to a reuse and that the value date of the renewal will be that of the Date of Expiry of a Utilization, with regard to the Utilization subject to renewal.

6.	REIMBURSEMENT

(a)	Without prejudice to the provisions of Articles 7 (Early Reimbursement and Cancellation) and 19 (Material Events), the Recipient undertakes to return, by way of a single payment, the entire sum of each Utilization disbursed to it on the relative Date of Expiry of a Utilization. The amounts of the Utilizations refunded on the relative Dates of Expiry of a Utilization may be reused or renewed by the Recipient, according to the terms and adhering to the limits and conditions provided for by this Agreement, by the expiry date of the Availability Period, with it being understood that, regardless of any other different provision established in this Agreement, the Utilizations which are current on the Final Date of Expiry must be reimbursed, through a single payment, on the Final Date of Expiry.

(b)	In the case of a renewal - pursuant to, and in compliance with and without prejudice to the terms and conditions set out in Article 5.2 (Renewal of Utilizations) above - of the sums of a previous Utilization, where the amount subject to renewal has a total which:

(i)	is lower than that of the previous Utilization, in any case in compliance with the limit referred to in Art. (a), the Recipient must repay the difference on the Date of Expiry of a Utilization relating to the previous Utilization;

(ii)	coinciding with that of the previous Utilization, no refund or disbursement will take place;

without prejudice, in all cases, to the obligation of the Recipient to pay, on the relative Date of Expiry of a Utilization, the interest and other charges accrued in each case with respect to the Utilization.

(c)	At any time during the Availability Period the Recipient will have the right to request revocation of all or part, for amounts not lower than 500,000 (five hundred thousand) Euro and, in any case, for multiples of 1,000,000 (one million) Euro, of the Total Commitment of the Revolving Credit Line by submitting - at least 5 (five) Business Days before the date on which the Recipient wishes the revocation to take effect - a written communication to the Financing Bank which must indicate the amount subject to revocation and the date envisaged for the same. On that date the Total Commitment of the Revolving Credit Line will be considered as revoked and cancelled for an amount equal to the sum indicated by the Recipient in the aforementioned written notification - with it being understood that this amount will reduce, on the date of revocation, the Commitment of the Revolving Credit Line Revolving Credit of the Financing Bank - and this amount will no longer be usable on the part of the Recipient, with the elimination of any obligation and/or responsibility of the Financing Bank in this regard.

(d)	Starting from January 1 2023, the Recipient will ensure that, for at least 5 (five) consecutive Business Days (the 'Clean-Down Period') during each twelve-month period, starting from the aforementioned date, the sum of the existing Utilizations does not exceed an amount equal to 50% (fifty percent) of the Total Amount of the Revolving Credit Line in existence in each case, with it remaining understood that at least 6 (six) months must elapse between each Clean-Down Period.

7.	EARLY REPAYMENT AND CANCELLATION

7.1.	Mandatory early repayment - infringement of legal provisions

(a)	In the event that the Financing Bank becomes aware of the fact that its participation in the Financing or fulfilment of the obligations assumed by it in accordance with the Financial Documents infringe legal or regulatory provisions that are applicable to it and have been promulgated after the Date of Conclusion of the agreement and, as a result, the amount of the Loan disbursed by the Financing Bank, should it be required by such legal or regulatory provisions, must be fully reimbursed, the Financing Bank will promptly notify the Recipient. At the request of the Recipient, the Financing Bank will initiate negotiations in good faith aimed at reaching an agreement regarding possible remedies to avoid the aforementioned breach of legal provisions or illegality.

(b)	Following the notification referred to in section (a) above, if the agreement referred to in the preceding section is not reached within 20 (twenty) Business Days from the communication, with the period initiating on the relative date, or, in any case , should it occur at an earlier date, by the last day permitted by applicable regulations (the 'Relevant Date'), the Recipient must, on the date falling within 15 (fifteen) Business Days from the Relevant Date, fully reimburse the sum of the Utilizations disbursed by the Financing Bank.

7.2.	Mandatory early repayment - Change of Control

(a)	In accordance with the provisions of Art. 7.2 (Mandatory early repayment - Change of Control), a 'Change of Control' occurs if, at any time, the Reference Shareholder ceases to hold, at any time, either directly or indirectly, a stake equal to 50.01% of the share capital of the Recipient representing, at any time, the majority of votes suitable for the approval of resolutions in ordinary and (at first call) extraordinary meetings of the Recipient and such as to determine (by appointment of the majority of the members of the board of directors of the Recipient, without prejudice in any case to the right of veto provided for in favor of 'Class B Shareholders' (as defined pursuant to the statute of the Recipient in force on the Date of Conclusion) as established in the statute of the Recipient in force on the Date of Conclusion.

(b)	The Recipient shall immediately submit a written notification to the Financing Bank of any Change of Control for the purposes of the provisions set out in section (a) above.

(c)	Following a Change of Control involving a change in the structure as described in the previous section (a) the Financing Bank will have the right to cancel the Loan. Following the cancellation of Financing, the Recipient must immediately reimburse the existing Utilizations and pay the relative interest due and any other amount payable to the Financing Bank in accordance with the Financial Documents.

7.3.	Optional Early Reimbursement

The Recipient may repay the Loan in advance at any time without costs, expenses or charges for the same (except for the payment of the Costs for Re-use, in the event an early repayment does not occur at a time coinciding with expiry of a Period of Duration of a Utilization), providing the Financing Bank with no less than 5 (five) Business Days' notice, at its own discretion.

7.4.	Optional cancellation

the Recipient may cancel, in whole or in part, the unused amount of the Revolving Credit Line at any time, providing the Financing Bank with a notice of no less than 5 (five) Business Days.

7.5.	Other provisions

(a)	Notifications concerning reimbursement or cancellation submitted by the Recipient under this Agreement must specify the date of a refund or the date of effectiveness of cancellation and the relative sum coinciding with the refund or cancellation.

(b)	Any early repayment under this Agreement must be made together with the payment of accrued interest on the amount being repaid. No premiums or penalties will be applied in relation to early reimbursements, whether voluntary or mandatory, without prejudice in any case to any Costs for Re-use in the event the early reimbursement is not made at the time coinciding with the date of expiry of a Period of Duration of a Utilization.

(c)	The Recipient shall not cancel Financing or repay in advance any existing Utilization not comprised within the range of cases expressly provided for in this Agreement.

(d)	Financing amounts cancelled pursuant to this Agreement may not subsequently be made available again to the Recipient.

8.	INTEREST

8.1.	Computation of interest

The interest rate on the Revolving Credit Line applicable to Utilizations for each Period of Duration of a Utilization will be equal to the Reference Rate applicable in each case increased by the Margin (the 'Interest Rate').

8.2.	Payment of interest

(a)	The Recipient will pay in arrears on the relative Date of Expiry of a Utilization and with equal value the interest accrued in each case on each Utilization, at the established Interest Rate, in relation to the period between the relative Utilization Date (excluded) and the relative Date of Expiry of a Utilization (included). Interest calculated on the basis of the Interest Rate will be paid in accordance with Art. 11 (Taxes and Fiscal Charges) of this Agreement.

(b)	If the Date of Expiry of a Utilization does not fall on a Business Day, this Date of Expiry will be postponed to the immediately following Business Day of the current calendar month, or will be brought forward to the immediately preceding Business Day if the Date of Expiry of a Utilization falls on a day (which is not a Working Day) corresponding to the last day of the calendar month.

(c)	Notwithstanding anything to the contrary in this Agreement, the Period of Duration of a Utilization, with respect to each existing Utilization, shall terminate no later than the Final Date of Expiry.

8.3.	Default Interest

(a)	In the event of an occurrence of late payment on the part of the Recipient of any principal amount due under this Agreement in relation to the Revolving Credit Facility, default interest will be payable - calculated at a rate equal to the applicable Interest Rate plus 2 percentage points per year on the aforementioned sums that are due and unpaid - for a period of time starting from the day on which the payment should have been made (included) until the day of actual payment (excluded), while it remains understood that this period will be divided into successive periods, each of which (except for the first, which will begin on the day on which the payment should have been made (excluded)) will start from the last day of the previous period and the duration of each of them will be selected by the Financing Bank.

(b)	Without prejudice to the right of the Financing Bank to declare this Contract as terminated due to default on the part of the Recipient, default interest will start, also in the event of forfeiture of the benefit of the Recipient's term, exclusively from the date of a formal notice of default pursuant to Art. 1219 of the Civil Code.

8.4.	Communication of the applicable interest rate

The amount of interest relating to each Utilization for each Period of Duration of a Utilization will be (i) calculated by the Financing Bank for the number of days that have actually elapsed comprised within the Period of Duration of a Utilization, divided by 360 (three hundred and sixty) and (ii) will be communicated in writing by the Financing Bank to the Recipient within 2 (two) Business Days following receipt of the relative Utilization Request by the Financing Bank and, in any case, no later than the relative Utilization Date, without prejudice to the fact that the Rate of Applicable Interest will be promptly communicated in writing by the Financing Bank to the Recipient following the relative Day of Quotation. It is understood that the calculation of interest on the basis of actual calendar days with a divisor of 360 (three hundred and sixty) has been expressly negotiated between the parties in relation to the EURIBOR rate and in relation to the Margin of the Revolving Credit Line.

8.5.	Provisions regarding usury

The Parties hereby take note that, at the time of signing this Agreement, the economic conditions agreed upon cannot be higher than the threshold rate expected in the current quarter for the specific category of credit operations pursuant to Law 108 of March 7 1996, which presents provisions regarding usury and, therefore, where the maximum limit is established pursuant to the aforementioned regulatory provision or by any other mandatory provision of law, the amount due will be understood as being automatically reduced within the maximum limit permitted by the applicable legislation.

9.	TRANSPARENCY REGULATIONS

Pursuant to and in compliance with the provisions on transparency adopted with Art. 9.1 of the CICR Resolution of March 4 2003, which came into force in October 2003 (as amended by Decree 117 of February 3 2011 issued by the Ministry of Economy and Finance), and the subsequent regulation on transparency applicable to banking and financial operations and services issued by the Bank of Italy on July 15 2015 and published in the Official Journal on July 29 2015 (as amended from time to time, the 'Transparency Regulations'), the Parties mutually recognize and hereby declare that this Agreement and the Financial Documents, and also the relative terms and conditions, have been negotiated on an individual basis and, consequently, this Agreement and the remaining Financial Documents fall within the category of contracts 'which constitute the subject of individual negotiation' which are excluded from application of Section II of the Transparency Regulations.

10.	ALTERNATIVE RATES

10.1.	Absence of the EURIBOR quotation

If in relation to a Utilization in compliance with the provisions of EU Regulation 2016/1011 the formula and/or methodology (mathematical or otherwise) adopted by EMMI (the current administrator of Euribor) for identification of the indexation parameter were to be modified, the Financing Bank will thus promptly communicate any such circumstances to the Borrower, and the Financing Bank will use the Euribor according to the formula and/or methodology in force in each case. In the event of temporary unavailability of the Euribor, the last known value of the indexation parameter will be used.

The Euribor will no longer be applicable if the EMMI - or the competent Authority at that particular time - issues a public declaration of definitive unavailability and/or non-representativity, in the cases provided for by EU Regulation 2016/1011 and subsequent amendments, starting from the date indicated in the statement itself.

In such cases, or, in general, in the event of a definitive unavailability of the Euribor, the 'ESTR Compounded Average Rate' indexation parameter will be applied as a surrogate with a 1-month schedule in the case of monthly interest rates or with a 3-month schedule for interest rates with a higher periodicity, published by the ECB in its institutional website (https://www.ecb.europa.eu or at a different website address which will be indicated by the ECB as required), referring to the last working day before the starting date of the interest rate contractually envisaged, increased by the adjustment (credit spread adjustment relating to the discontinued indexation) calculated with the ISDA methodology in a definitive manner and currently published in the Bloomberg website, hereinafter 'ESTR'.

The ESTR will be applied from the interest rate period contractually provided for, following the date indicated in the aforementioned declaration.

In the event of an increase or a decrease in the indexation parameter in force in each case the interest rate will be modified to the extent corresponding to the variations that have occurred and, consequently, the amount of the interest rates will vary.

In the event of unavailability of the ESTR the Bank will adhere to the provisions established by the competent authorities.

10.2.	Alternative rates

If the situation indicated in Art. 10.1 were to arise (Absence of the Euribor quotation), at the request of the Financing Bank or the Recipient the Financing Bank and the Recipient may initiate negotiations for a period not exceeding 30 (thirty) consecutive calendar days aimed at reaching an agreement regarding criteria for the determination of a further alternative reference rate with respect to the relative Utilization. It is understood that, pending completion of the negotiation referred to in this article (Art. 10.2) and until the moment when a binding agreement has been reached between the Parties, the Interest Rate applicable to the relative Utilization will be determined pursuant to Art. 10.1 (Absence of the Eurobor quotation) of this Agreement.

11.	TAXES AND FISCAL CHARGES

11.1.	Responsibility relating to Taxes

Except as provided for in Art. 25.4 (Charges relating to transfers), and with the exception of a case where debt payable is the consequence of a particular situation regarding use, in accordance with Art. 6 of Presidential Decree 131/1986, a statement, pursuant to Art. 22 of Presidential Decree 131/1986 or the voluntary registration of one or more Financial Documents - or any deeds or provisions related to them - on the part of the Financing Bank (with the exception of cases in which such a voluntary registration is necessary in order to ascertain, exercise, enforce or to render valid, effective or enforceable the rights arising with respect to such subjects pursuant to this Contract and the remaining Financial Documents), the charges relating to all stamp duties and registration fees and other taxes of a similar nature applicable in relation to the stipulation, execution or enforcement measures of the Financial Documents shall be borne by the Recipient.

11.2.	Tax Credits

In this article (Art. 11 - Taxes and fiscal charges) 'Tax Credit' refers to a credit accrued or a tax relief following payment of a Tax and/or other fiscal charges to be used as a form of compensation and/or which may be refundable.

11.3.	Gross-up

(a)	The Recipient shall make all payments due in accordance with the Financial Documents without Withholding Taxes, with the exclusion of Withholding Taxes that are required by law.

(b)	If one of the Parties becomes aware that the Recipient is required to pay a Withholding Tax, it will promptly notify the other Parties.

(c)	If application of a Withholding Tax is required by law the amount to be paid by the Recipient will be increased by an amount (the 'Additional Sum'), whereby the amount received by the Financing Bank (net of the Withholding Tax, included therewith in relation to the Additional Sum) will correspond to the amount that the Financing Bank would have received in the absence of the Withholding Tax.

(d)	No Additional Sums shall be payable by the Recipient in the presence of a Withholding Tax applicable on payments due under this Agreement if, on the date when the payment is due:

(i)	the Financing Bank is not or has ceased to be a Qualified Bank for reasons other than a modification to (or in the interpretation or application of) a provision of law or a regulation or a double taxation convention or in the official practice of the competent tax authority that has occurred on a date subsequent to the Date of Conclusion;

(ii)	although it is identified as a Qualified Bank pursuant to sub-sections (c) and (d) of the definition of a 'Qualified Bank' referred to in Art. 1.1 of this Agreement, it has failed to promptly provide the Borrower with the documentation and/or information referred to in sub-section (g) of this article.

(e)	In the event the application of a Withholding Tax is required by law, the Recipient will pay the same in accordance with the law, including the amount of the Withholding Tax on any Additional Sum that is paid.

(f)	Within 30 (thirty) calendar days following application of the Withholding Tax or the payment made in relation to the Withholding Tax, the Recipient must submit to the Financing Bank the documentation proving application of the Withholding Tax or, where applicable, payment to the competent tax authorities.

(g)	The Financing Bank, identified as a Qualified Bank pursuant to sub-sections (c) or (d) of the definition of a 'Qualified Bank' referred to in Art. 1.1 (Definitions) of this Contract, undertakes to cooperate and to provide the Borrower, within 5 Business Days prior to the interest payment date provided for by this Contract, with any certification or document, including, where applicable, the Affidavit, the Declaration of Exemption (compiled according to the model indicated in Annex 5) and/or any information the Borrower may require in order to be able to make these payments without the application of any withholding tax.

11.4.	Fiscal indemnities

(a)	Without prejudice to the provisions presented in section (b) below, the Recipient undertakes to indemnify and hold the Financing Bank harmless with respect to any costs, losses, burdens or liabilities of a fiscal nature (such as capital, interest and any penalties incurred by the Financing Bank), arising in each case, which it may incur, also following full reimbursement of all of the sums due pursuant to the Financial Documents, in relation to payments received or to be received in accordance with any of the Financial Documents, provided this is reasonably supported and duly documented.

(b)	The provisions of section (a) above do not apply:

(i)	with respect to Taxes paid by the Financing Bank calculated on the basis of a taxable income (i.e., those which are referable to an equivalent aggregate taxable base as defined in the relative national tax provisions regarding income tax, including by way of an example but not limited to the IRAP); or

(ii)	in a situation where the cost, loss, burden or liability of a fiscal nature is compensated by the Recipient pursuant to another provision of this Agreement or of another Financial Document (or would have been if an exception to this provision had not been applied); or

(iii)	with respect to a FATCA Withholding; or

(iv)	in cases where the cost, loss, burden or liability of a fiscal nature derives from particular behavior or serious negligence on the part of the Financing Bank

(c)	In a situation in which it believes it is entitled to compensation pursuant to section (a) above, the Financing Bank must promptly notify the Recipient of the event that gave rise to or will give rise to the compensation in question.

11.5.	Tax Credits

(a)	In the case where the Recipient has made a Tax Compensation or payment of the Additional Sum and the Financing Bank determines in good faith that:

(i)	the Tax Compensation or payment of the Additional Sum has given rise to a Tax Credit; and

(ii)	the Financing Bank has used this Tax Credit,

the Financing Bank will pay the Recipient an amount that will be determined by the bank in good faith, with it being equal to the amount of the actual benefit that has been acquired by the Financing Bank from attainment of the Tax Credit, in such a manner that after having paid this amount to the Recipient the Financing Bank will be in the same situation in which it would have found itself in the absence of the circumstances that gave rise to the Tax Compensation or payment of the Additional Sum. The Financing Bank shall under no circumstances be obliged to keep the Recipient informed of its tax and accounting situation.

If the Financing Bank makes a payment pursuant to the previous section (a) and subsequently determines that the Tax Credit in relation to which such payment was made was not permitted or was disregarded or that it was in any case not able to fully use the Tax Credit, the Recipient - within 20 (twenty) Business Days following the request made by the Financing Bank - must reimburse to the Financing Bank a sum, which will be determined by the same in good faith, in such a manner that, following said reimbursement, the Financing Bank will be in the same financial position, net of the tax effect, in which it would have found itself if the Tax Credit had been obtained and fully used and recognized.

11.6.	Value-added tax

(a)	All amounts owed by the Recipient under this Agreement (including amounts owed by way of compensation or reimbursement) are to be understood as excluding value added tax (or other Taxes of a similar nature) which may be applicable thereto. If these Taxes are found to be applicable, the Recipient obliged to effect payment pursuant to this Agreement shall at the same time pay to the Financing Bank, in addition to the amount owed by the same, the amount corresponding to such Taxes.

(b)	The Financing operation referred to in this Contract constitutes an operation falling within the scope of application of VAT as an exempt operation, pursuant to Articles 3 and 10 (1) (1) of Presidential Decree 633 of October 26 1972, ('VAT Decree').

11.7.	FATCA withholding tax

(a)	Each Party may apply the FATCA Withholding Tax required by the FATCA Regulations and make the payments required in relation to the FATCA Withholding, and no Party will be required to increase the payment subject to the FATCA Withholding or in any case indemnify the beneficiary of the payment made in relation to the FATCA Withholding.

(b)	Each Party which is aware of its obligation to apply a FATCA Withholding Tax in relation to a payment which it is has to make (or changes to the rate of the FATCA Withholding Tax) shall promptly notify the party receiving the payment, the Recipient and the Financing Bank.

12.	FURTHER CHARGES

12.1.	Further Charges

Without prejudice to the following provisions of this Article (12) (Further Charges), the Recipient must pay to the Financing Bank (through the Financing Bank) the amount of any Further Charge incurred by the Financing Bank as a result of:

(a)	the introduction of a legal provision or regulation, or an amendment to a legal provision or regulation; or

(b)	of a change in the interpretation or application of a legal or regulatory provision, subsequent to the Date of Conclusion, or, alternatively, fully reimburse the portion of the Financing disbursed by the Financing Bank referred to, and pay the interest and any other amount due within 30 (thirty) Business Days from the notification indicated in Art. 12.3 (Notification) of this Agreement.

12.2.	Exceptions

the Recipient will not be required to make payments for Further Charges in the event that the Further Charge:

(c)	is compensated under another provision of this Agreement (or is not compensated pursuant to an express exception to this provision);

(d)	is represented by a tax on the overall net income of the Financing Bank or one of its Associates;

(e)	is attributable to failure on the part of the Financing Bank or one of its Affiliates to comply with legal or regulatory provisions; or

(f)	is attributable to a FATCA Withholding

12.3.	Notification

The Financing Bank must inform the Recipient of the circumstances that give rise to the Further Charge and the amount of the same determined in good faith.

13.	COOPERATION

13.1.	Cooperation

The Financing Bank, in consultation with the Recipient, will endeavor to mitigate the effects of events or situations that give rise or may give rise to:

(ii)	a Tax Compensation or Further Charge payable by the Recipient;

(iii)	the right for the Financing Bank to request early repayment or cancellation of the Financing for an infringement of the law; or

(iv)	reserve charges imposed by the European Central Bank, undertaking action appropriate for this purpose.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

13.2.	Conducting the business operations of the Financing Bank

Notwithstanding any different provision of this Agreement, the Financing Bank:

(a)	will be able to freely perform and organize its business operations (within the sphere of tax matters and in any other area) without any constraints or interference;

(b)	will not be required to reveal any data or information in relation to its activity (within the taxation sector or any other area) or the methods used to determine its tax burden.

14.	PAYMENTS

14.1.	Location

Unless otherwise specified, all payments to be made to the Financing Bank pursuant to the Financial Documents must be made to the Current Account.

14.2.	Currency

The payments to be made to the Financing Bank pursuant to the Financial Documents must be executed in Euro with the value set on the date on which the payment is due and with times and methods specified by the Financing Bank, having regard to market practices in the place in question and with reference to the currency of the payment.

14.3.	Currencies

(a)	Amounts relating to the reimbursement of expenses and costs will be payable in the currency in which they have incurred.

(b)	Any other amounts due under the Finance Documents will be payable in Euro.

14.4.	Business Days

If a payment under the Finance Documents is to be made on a date which is not a Business Day, the payment will be made on the immediately following Business Day or, if such a Business Day falls in the next month, on the immediately preceding Business Day, provided in any case that this is no later than the Final Date of Expiry.

14.5.	Deadlines

If the Financial Documents do not expressly indicate when a certain amount is due, the relative payment must be made within 5 (five) Business Days from the request made by the Financing Bank.

14.6.	Partial payments

Without prejudice to the provisions of Art. 5.1 (Method of Use), unless otherwise provided for in the event that the Financing Bank receives a partial payment of the amount due and payable by the Recipient, said payment shall be attributed in compliance with the Financial Documentation according to the following order of application:

(i)	reimbursement of expenses to be paid by the Recipient to the Financing Bank pursuant to this Agreement;

(ii)	payment of the Costs for Re-use, if these are due;

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(iii)	payment of any default interest accrued on the Amount disbursed to the Recipient before or on the date when the early repayment is made and, with regard to a surplus, to payment of the corresponding interest accrued up to that date and the payment of additional costs owed by the Recipient under this Agreement;

(iv)	the reimbursement of existing Utilizations.

15.	DECLARATIONS

15.1.	Declarations

The Recipient declares and guarantees to the Financing Bank, with respect to itself and, where applicable, to its Subsidiaries, compliance with the content of this Article (15) (Declarations), without prejudice to anything expressly permitted by the other provisions of this Agreement.

15.2.	Capacity

(a)	the Recipient is a capital company established in the form of a joint-stock company, duly constituted and existing in accordance with current legal provisions, and has the full legal capacity to carry on the activity currently performed.

(b)	Each Relevant Subsidiary is a capital company duly established and existing in compliance with current legal provisions and has full legal capacity to carry on the activity currently performed.

15.3.	Powers

the Recipient may conclude in a valid manner and initiate execution and has moreover obtained and is in possession of every authorization necessary to conclude in a valid manner and initiate execution of the Financial Documents with respect to which it is or will be a party and the operations envisaged by the same and such authorizations are valid and effective.

15.4.	Validity

The obligations assumed by the Recipient pursuant to the Financial Documents are binding, valid and effective.

15.5.	Absence of infringements of legal, statutory and contractual provisions

Neither the stipulation nor execution on the part of the Recipient of the Financial Documents and the operations contemplated by the same constitute a breach of:

(a)	any legal or regulatory provision applicable to it;

(b)	any provision contained in its statute; or

(c)	any agreement or other act which is binding for the Recipient, in the event that such a violation may have a Material Adverse Effect.

15.6.	Absence of Material Events

(a)	There is no existing Material Event, nor will any such event occur as a result of signing the Financial Documents or as a result of execution of any of the operations provided for by the same;

(b)	There is no existing event that constitutes a default under any agreement or other binding instrument for the Relevant Subsidiaries which may have a Material Adverse Effect.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

15.7.	Authorizations

Each Relevant Subsidiary is in possession of all the necessary authorizations to carry on its business as performed up to the Date of Conclusion.

15.8.	Basic Capital Situation

(a)	The Basic Capital Situation has been clearly defined and in a manner substantially compliant with the Accounting Principles.

(b)	Since the date of the Basic Capital Situation, no change has occurred in the activity or in the patrimonial, economic or financial situation of the Group which may have a Material Adverse Effect.

15.9.	Financial statements, half-yearly reports and monthly reports

(a)	The annual financial statements delivered as required to the Financing Bank pursuant to Art. 16.1 (Financial statements and half-yearly reports) have been drawn up in accordance with the Accounting Principles and represent in a truthful and correct manner the equity and financial situation and the economic results of the company to which they refer or, if consolidated, of the Group, at the date of reference.

(b)	The half-yearly reports delivered on each occasion to the Financing Bank pursuant to Art. 16.1 (Financial statements and half-yearly reports) present a correct picture of the economic and financial situation of the Group at the date of reference.

(c)	From the date of the most recent financial statements and half-yearly reports presented to the Financing Bank pursuant to this Agreement, no change has occurred in the activity or in the capital, economic or financial situation of the Group such as to determine a Material Adverse Effect.

15.10.	Fulfilment of legal obligations

(a)	The Recipient and the other companies of the Group have correctly complied with all legal and regulatory provisions applicable to them, including tax, social security and environmental requirements, the failure to comply with which may result in a Material Adverse Effect.

(b)	To the knowledge of the Recipient, no subject, comprising the Recipient, any of its Subsidiaries and Affiliates and their officers, directors, employees, agents and/or representatives, is engaged as at the Date of Conclusion in any activity or conduct which would infringe in a significant manner a relative law or regulation relating to bribery, corruption and money laundering in any relative jurisdiction and each of these companies has adopted and maintains policies and procedures for the purpose of preventing the violation of such laws or regulations.

15.11.	Fulfilment of contractual obligations

The Recipient and the other companies of the Group have not defaulted on any contract stipulated or obligation that has been assumed within the context of their business, in cases where non-compliance may have a Material Adverse Effect.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

15.12.	Litigation

At the Date of Conclusion there are no currently ongoing disputes or any written contestations relating to any company of the Group with regard to which an unfavorable outcome would quite likely occur and which, in the event of an unfavorable result, would determine a Material Adverse Effect.

15.13.	Taxes

(a)	Each Relevant Subsidiary has paid in due time and in full all relative Taxes owed by it, with the exception of Taxes which are contested in good faith and for which it has set up an appropriate reserve in accordance with the Accounting Principles.

(b)	No claim has been made against any Group company in relation to any Tax and/or social security or welfare contribution such as to determine a Material Adverse Effect.

(c)	The companies of the Group have no outstanding payment obligations in relation to a payment order or other similar collection instruments that would cause a Material Adverse Effect.

(d)	The Relevant Subsidiaries have submitted, according to the terms and in the manner prescribed by law, all tax returns, other fiscal statements and documentation relating to welfare and social security contributions that have to be presented by them. These declarations and this documentation indicate precisely all tax and social security contribution obligations of the Relevant Subsidiaries for the relative reference periods.

(e)	Each Relevant Subsidiary has regularly, correctly and promptly collected and paid all applicable legal withholding taxes on the sums paid by them.

15.14.	Intellectual and Industrial Property

(a)	Each of the Relevant Subsidiaries has legitimate use of all Intellectual and Industrial Property necessary for the performance of its business as it is currently carried out.

(b)	The Intellectual and Industrial Property of each of the companies of the Group is valid and does not violate the rights of any third parties, either in Italy or abroad (to the extent that invalidity or infringement may have a Material Adverse Effect), and these companies have free use and full availability of the same.

15.15.	Ownership and availability of assets

Each Relevant Subsidiary has free availability or the legitimate use of all capital goods, both tangible and intangible, necessary for performance of its business activities.

15.16.	Accuracy and completeness of information

All information provided by the Recipient to the Financing Bank in relation to the Financial Documents is true, complete and accurate in all material respects at the date on which it was issued or on the date when it is determined it has to be repeated.

15.17.	Pari passu

The payment obligations assumed by the Recipient pursuant to the Financial Documents are not deferred or subordinated to any unsecured obligation undertaken by the Recipient and will be placed at least at the same level with respect to the rights of all other unsecured and unsubordinated creditors of the Recipient, without prejudice to legal privileges.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

15.18.	Insolvency

On the Date of Conclusion no company of the Group is insolvent and none of the companies are in any of the situations envisaged under Articles 2446 and 2447 or 2482, 2482-bis and 2482-ter of the Civil Code (or, in the case of non-Italian companies, according to similar applicable provisions) or subject to a business crisis or any temporary difficulty relating to fulfilment of its obligations. No company of the Group has been declared bankrupt, nor has any action been taken to have any of them declared bankrupt or to subject any of them to any other insolvency proceedings.

15.19.	Financial Indebtedness

On the Date of Conclusion, no Relevant Subsidiary is in default with respect to any obligation assumed in relation to its Financial Indebtedness.

15.20.	Insurance policies

Each Relevant Subsidiary has access to and maintains adequate insurance policies in accordance with the criteria normally adopted in the sector in which it operates.

15.21.	Transactions with Related Parties under market conditions

Each Relevant Subsidiary carries out transactions with its Related Parties at market conditions.

15.22.	Main center of interest and dependent entity

The Recipient declares that its 'main center of interests', as defined in Art. 3 (1) of Regulation (EC) 1346/2000 of May 29 2000 of the Council of the European Union relating to insolvency proceedings ('Regulation 2000’) and the definition provided under Art. 2 (4) of Regulation (EC) 848/2015 of the Council of the European Union relating to insolvency proceedings ('Regulations 2015’), is located in the territory of the Republic of Italy and moreover declares that it has no 'dependent’ entities according to the definition present in Art. 2 (h) of Regulation 2000 and Art. 2 (10) of the 2015 Regulation in another jurisdiction.

15.23.	Sanctions

No entity among these subjects which include the Recipient, its Subsidiaries and their administrators, directors or employees or, to the best of the Recipient's knowledge and in any case within the limits of what is permitted or granted to the same pursuant to the laws applicable in the relative jurisdictions to which it belongs, its Affiliates or their agents and representatives on the Date of Conclusion is:

(i)	a Sanctioned Subject; or

(ii)	a subject situated, incorporated or resident in a Sanctioned Nation.

15.24.	Repetition and renewal of declarations

(a)	The declarations referred to in this Article (15) (Declarations) are issued by the Recipient on the Date of Conclusion.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(b)	Except where a declaration refers to a specific date, each declaration is deemed to be repeated by the Recipient on the date of submission of each Utilization Request and each Renewal Request, on each Utilization Date and on the Final Date of Expiry.

(c)	When a declaration is repeated it refers to the state of affairs existing at the time of the repetition.

16.	DISCLOSURE REQUIREMENTS

16.1.	Balance sheets

The Recipient undertakes to submit to the Financing Bank, in electronic format and within 180 calendar days from the end of the financial year:

(i)	its financial statements, certified by a leading auditing firm; and

(ii)	the consolidated financial statements of the Group (in the case of the presence of Subsidiaries of the Recipient) certified by a leading auditing firm;

16.2.	Form of financial statements

(a)	The Recipient undertakes to ensure that each financial statement submitted to the Financing Bank pursuant to Art. 16.1 (Financial Statements) is drawn up in compliance with the Accounting Principles and all applicable legal or regulatory provisions.

(b)	The Recipient undertakes to ensure that each annual financial statement delivered from time to time to the Financing Bank in accordance with Art. 16.1 (Financial Statements) represents in a truthful and correct manner the capital and financial situation of the Recipient or, if consolidated, of the Group, on the date on which it was drawn up.

16.3.	Attestation of Conformity

(a)	The Recipient shall send to the Financing Bank an Attestation of Conformity together with each financial statement to be submitted under this Agreement.

(b)	The Attestation of Conformity must be signed by an authorized signatory and accompanied by a report signed by the Group's auditors which must adhere to the standards of the Italian Association of Auditors.

16	Information - miscellaneous

The Recipient must present to the Financing Bank:

(a)	promptly, and after their delivery, a copy of all documents submitted by the Recipient to all of its creditors (or categories of creditors);

(b)	promptly, upon becoming aware of the same, reasonably detailed information regarding any litigation involving a company of the group which is reasonably expected to have an unfavorable outcome and which, in the event of an unfavorable outcome, will cause a Material Adverse Effect;

(c)	promptly, the information and documentation requested by the Financing Bank for the purpose of compliance with Law 231/2001 and/or anti-money laundering legislation (‘know your customer’), and

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(d)	promptly, upon a written request, a list of its Subsidiaries which will be updated on each occasion.

16.5.	Notification of a Material Event

The Recipient undertakes to promptly inform the Financing Bank of any Material Event (and any action taken to remedy the situation) once it has become aware of its occurrence.

16.6.	Financial year

A modification of the date of the financial year on the part of the Recipient must take place with the prior written consent of the Financing Bank (which shall not be unreasonably denied), with it being understood that if such consent is not denied in writing within 5 (five) Business Days following the relative request, consent will be considered as provided in a valid manner by the Financing Bank. In such circumstances the Parties, acting in good faith and with due diligence, must make any appropriate amendments to the Financial Documents.

16.7.	FATCA notification

(a)	Except as provided for in section (c) below, each Party shall, within 10 Business Days, following a reasoned request from another Party:

(i)	confirm whether or not it is a FATCA Exempt Party;

(ii)	provide documentation and information relating to its status under the FATCA Regulations which may be reasonably requested by the Party in order to comply with its obligations under the FATCA Regulations; and

(ii)	provide documentation and information relating to its status which may be reasonably requested by the Party in order to comply with its obligations under any applicable legislation (including the regulation on the exchange of information).

(b)	If a Party has confirmed that it is FATCA Exempt pursuant to section (a) above and subsequently discovers that it does not hold this qualification or ceases to be a FATCA Exempt entity, it must promptly notify the other Party of such a situation.

(e)	It remains understood that the preceding section (a) does not oblige the Financing Bank and section (a)(iii) does not oblige any Party to carry out acts which may, in their reasonable opinion, constitute an infringement of legal provisions or a regulation applicable to them or a fiduciary duty or confidentiality obligation they must comply with.

(d)	If a Party does not confirm that it is a FATCA Exempt Party and does not provide the documentation and information required under sections (a)(i) and (a)(ii) above, this Party will not be considered, for the purposes of the Financial Documents, as a FATCA Exempt Party until the Party in question provides confirmation, documentation and other information as required under this Article.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

17.	COMMITMENTS OF A FINANCIAL NATURE

17.1.	Definitions

For the purposes of this Article (17) (Commitments of a financial nature):

the term 'Acceptable Bank' indicates:

(a)	any bank that has been granted a minimum short-term credit rating of A-2 from Standard & Poor's Rating Services, F2 from Fitch Ratings Ltd or P-2 from Moody's Investor Services Limited or, in the case of a bank that is incorporated and has its headquarters in Italy and has been authorized by the Bank of Italy, which has been granted a minimum short-term credit rating of A-3 by Standard & Poor's Rating Services, F3 by Fitch Ratings Ltd or P-3 by Moody's Investor Services Limited or any bank or bank branch operating in Countries with a credit rating lower than those indicated above, provided that it belongs to a banking group with a credit rating at least equal to those indicated above; or

(b)	any other bank or other financial entity approved by the Financing Bank at the request of the Recipient, with it being understood that if such an approval is not denied in writing within 5 (five) Business Days following the relative request, consent will be considered as provided in a valid manner by the Financing Bank.

At a consolidated level the expression 'Cash and other readily convertible instruments’ refers to cash, including positive credit balances of banking current accounts, provided they are immediately free and available, and:

(a)	deposit certificates with a maturity date set before the end of the year following the relative Calculation Date, issued by an Acceptable Bank;

(b)	investments in bonds issued or guaranteed by the government of the United States of America, the United Kingdom or a member state of the European Union (excluding Greece), or by their government bodies or agencies with a similar rating, reaching maturity within the year following the relative Calculation Date, provided they are not convertible into other forms of security;

(c)	investments that can be liquidated in a period no longer than thirty days in monetary or currency funds with a minimum rating of Al+ from S&P or PI from Moody's and which invest mainly in transferable securities having the characteristics referred to in section (c) above;

(d)	assets under a management mandate having the following characteristics:

-	management characterized by a management risk measure represented by a maximum VaR of 5% over a time period of one month and with a confidence interval of 99%;

-	management characterized by a Benchmark investment strategy, with the presence of securities representing risk capital, or in any case convertible into risk capital, and collective investment undertaking (CIU) units and/or shares of a balanced, equity or flexible-type, with a maximum equal to 45% of the value of the assets;

(e)	assets invested in 100% protected capital Certificates issued by leading Italian banking institutions, and listed on the Italian Stock Exchange;

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(f)	assets invested in Luxembourg SICAVs or Mutual Investment, Bond, Balanced, Flexible or Multi-Asset funds, with a KIID maximum synthetic risk and reward indicator (SRRI) equal to 3 (medium/low);

(g)	other transferable securities approved by the Financing Bank.

The term 'Extraordinary Cost' indicates any cost or expense that has been incurred only once on an exceptional basis and is of an extraordinary and non-recurring nature.

Starting from June 30 2023 (incl.), the term 'Calculation Date’ refers to June 30 and December 31 of each year.

The term 'Consolidated EBITDA' indicates, at a consolidated level and without the duplication of calculation:

(a)	net result; plus

(b)	direct taxes, the regional tax on productive activities (IRAP) and any extraordinary losses; minus

(C)	any extraordinary income and any appreciation; plus

(d)	any write-down, Consolidated Net Financial Charges, goodwill amortization, provisions for risks, provisions for bad debts, other provisions, amortization of tangible and intangible assets and any effect deriving from application of the IAS 17 and related interpretative documents although this may not be provided for by the Accounting Principles and inferable from the consolidated financial statements of the Recipient.

The term 'Financial Debt' refers to any indebtedness relating to:

(a)	funding and loans of any kind carried out in any technical form;

(b)	bonds and debt securities issued in any form and similar instruments;

(c)	financial leasing contracts;

(d).	credit transfers and discount operations with the exception of credit assignments without recourse with factoring companies in accordance with the provisions of Accounting Principle 15 ('Credits') of the National Board of Chartered Accountants and the National Board of Bookkeepers, modified by the Italian Accounting Body (OIC);

(e)	payment deferred for more than 180 (one hundred and eighty) days of the purchase price of any goods or services;

(f).	derivative transactions (for this purpose, the ‘mark to market’ value of the derivative will be considered as the value of the transaction if negative);

(g)	any counter-guarantee or indemnity provided in relation to guarantees, bonds, letters of credit or other similar instruments issued by a bank, a financial intermediary or an insurance company; and

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(h)	without duplication of any kind, any warranty, indemnity or similar commitment in relation to any of the items referred to in sections (a) to (e) above.

The term 'Consolidated Net Financial Debt', at a consolidated level and at any time, refers to the Financial Debt relating to the Group as mentioned in sections (a) to (e) of this definition, minus Cash and other readily convertible instruments.

The term 'Consolidated Net Financial Charges', at a consolidated level, refers to:

(a)	interest and commission expenses relating to Financial Indebtedness except for Financial Indebtedness arising from and/or relating to:

(i)	derivative transactions (moreover, considering for this purpose as the value of the transaction the mark to market value of the derivative if negative);

(ii)	any counter-guarantee or indemnity or similar commitment provided by the Recipient;

(iii)	the Non-usage Fee and the Arrangement Fee; plus

(b)	exchange losses deriving from Financial Debt expressed in currencies other than the Euro or from other operations performed in order to cover exchange risks, costs and losses deriving from operations carried out in order to cover the risks of variation of interest rates, non-capitalized bank charges and commissions; minus

(c)	interest income, exchange profits deriving from financial debt expressed in currencies other than the Euro or from other operations performed in order to cover exchange risks, revenues and profits deriving from operations carried out for the purpose of hedging the risks of changes in interest rates.

The term ‘Net Equity’' has the meaning attributed to the item 'NET EQUITY' by Art. 2424 (Statement of Financial Position) of the Civil Code, to be calculated at a consolidated level and in the light of the OIC 28 accounting principle.

The term 'Reference period' refers to a period of 12 (twelve) months ending on a Calculation Date.

17.2.	Commitments of a financial nature

The Recipient undertakes to observe the following financial commitments:

(a)	leverage ratio: the Net Consolidated Financial Debt at each Calculation Date shall not exceed 2.5 times the Consolidated EBITDA for the Reference Period ending on the Calculation Date in question.

(b)	PFN/PN: the Net Consolidated Financial Debt at each Calculation Date shall not exceed 2 times the Net Assets for the Reference Period ending on the Calculation Date in question.

17.3.	Tracking periods

The commitments of a financial nature referred to in Art. 17.2 above (Commitments of a Financial nature) will be:

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(a)	calculated on the basis of the Accounting Principles;

(b)	verified, on the basis of the data provided by the Recipient with reference to the Reference Period, on each Calculation Date; and

(c)	communicated to the Financing Bank through the submission of a Certificate of Conformity.

17.4.	Accounting Principles

(a)	The Recipient undertakes to inform the Financing Bank of any change in the Accounting Principles on the basis of which the audited consolidated financial statements were drawn up and to promptly provide the Financing Bank with:

(i)	a complete description of such changes; and

(ii)	sufficient information to allow it to establish an appropriate comparison between the financial situation illustrated in the financial statements drawn up on the basis of the principles subject to change and the financial situation illustrated in the most recent certified financial statements sent to the Financing Bank pursuant to this Agreement.

(b)	In the event of a change in the Accounting Principles on the part of the Recipient or any of its Subsidiaries the methods for calculating the financial commitments referred to in Art. 17.2 {Commitments of a financial nature) will be redefined by the Recipient and subsequently verified in good faith by the Financing Bank (or by third parties designated by the same) to take this modification into account. If this is not possible or the Recipient does not agree with the result determined by the Financing Bank, the verification of financial commitments will continue to be carried out on the basis of the Accounting Principles adopted on the Date of Conclusion.

17.5.	Remedies in the event of a breach of financial commitments

(a)	A breach, on any Calculation Date, of the commitments referred to in sections (a) or (b) of Art. 17.2 (financial commitments) may be remedied by a payment of Company Resources to the Recipient (the “Relevant Amount') within 30 Business Days from submission to the Financing Bank of the Certificate of Conformity which presents the infringement in question, corresponding to an amount which will at least permit, through rectification of its value, compliance with the financial commitment that has been violated, while it remains understood that for the purposes of recalculation, the payment will be considered as completed on the first day of the Reference Period.

(b)	The provision in section (a) shall be applicable:

(i)	for non-consecutive semesters; and

(ii)	no more than 4 (four) times during the period of the Loan.

18.	COMMITMENTS

18.1.	Commitments

The obligations of the Recipient under this Article (18) {Commitments) will remain in force until the credit claims of the Financing Bank with respect to the Recipient and deriving from this Contract and the Financial Documents have been fully satisfied.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

18.2.	Authorizations

(a)	The Recipient must promptly obtain, maintain and adhere to the terms of any authorization required by legal or regulatory provisions in force in the individual Countries in which it operates and which is necessary for it to be able to comply with its obligations.

(b)	The Recipient undertakes to obtain and maintain all of the necessary authorizations for performance of its activities in each case.

18.3.	Fulfilment of legal obligations

The Recipient must comply with all legal acts and relative applicable regulatory provisions (including environmental and tax laws), in cases where a lack of compliance would determine a Material Adverse Effect.

18.4.	Pari passu

The Recipient must ensure that its obligations deriving from the Financial Documents are not subordinated to any other obligation it has assumed, without prejudice to legal privileges.

18.5.	Modification of the activity

The Recipient undertakes not to substantially change its business activity with respect to that carried out on the Date of Conclusion.

18.6.	Mergers and extraordinary operations

The Recipient undertakes not to carry out Extraordinary Transactions which may determine a Material Adverse Effect without the prior consent of the Financing Bank, which will not be unreasonably denied, and in any case without prejudice to any possible transaction for the purchase of shares which the Recipient will have the right to carry out for a maximum sum not exceeding that provided for in each case by its statute.

In any case, it is understood that the Permitted Acquisition must be considered as expressly approved pursuant to this Agreement and, therefore, completion on the part of the Recipient of the Permitted Acquisition will not cause a breach of the provisions of this Agreement or a Material Event pursuant to Art.19 (Material Events) of this Agreement;

18.7.	Intellectual and Industrial Property

The Recipient must preserve the validity of its Intellectual and Industrial Property and also take all action that may be required or would be reasonably opportune in order to protect the Intellectual and Industrial Property from any unauthorized use, to the extent that this is necessary to avoid a Material Adverse Effect .

18.8.	Maintenance of insurance coverage

The Recipient must protect its activities and assets with adequate insurance policies in accordance with the criteria normally adopted in the sector in which it operates.

18.9.	Taxes

The Recipient undertakes to:

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(i)	ensure that all Taxes that are due from time to time and for any reason (also following changes to the tax regime or administrative regulations) are punctually and correctly paid within the terms permitted by law, with the exception of Taxes which are the subject of a dispute in good faith and for which the Recipient will promptly prepare an appropriate reserve or will provide evidence, reasonably satisfactory for the Financing Bank, regarding the groundlessness of the related claim;

(ii)	submit, following the terms and indications prescribed by law, all tax returns, all other fiscal declarations and the documentation relating to social security and welfare contributions, as established by laws and regulations on fiscal and contribution requirements and proceed in a manner whereby the declarations and documentation will accurately reflect all of its tax and contribution obligations for the relative reference periods;

(iii)	regularly, correctly and promptly withdraw and disburse the applicable legal withholdings on the sums paid by it; and

(iv)	maintain tax residence in Italy.

18.10.	Auditors

The Recipient undertakes to ensure that at all times its consolidated financial statements are subject to auditing and that the auditors will be PricewaterhouseCoopers (PwC), Ernst & Young, KPMG or Deloitte & Touche or any other major auditing firm engaged by the Recipient.

18.11.	Collaboration in the case of a Material Event

In the event of an occurrence of a Material Event the Recipient undertakes to collaborate with the Financing Bank in the assessment on the part of the latter of the scope and consequences of any such events and also the circumstances that caused them.

18.12.	Funding of shareholders

The Recipient must ensure that any loan disbursed by its shareholders (or by Subsidiaries or Associates of the same) is subordinated (in terms of capital and interest) to full repayment of the Loan.

18.13.	Sanctions

(a)	The Recipient may not use, either directly or indirectly, a Utilization, or confer or otherwise make available the proceeds of the Utilization to any of its Subsidiaries, Affiliates or other entities:

(i)	for the purpose of financing the activities of - or any transactions with - a subject which, on the date of financing, is subject to Penalties or which have been carried out in a Sanctioned Country on the date of the financing; or

(ii)	in any other way that will involve a breach of Sanctions on the part of the aforementioned subjects (including any subject participating in the financing referred to in this contract as a subscriber, consultant, investor, funder, a Financing Bank, an agent for warranties or in other capacities).

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(b)	The Recipient may not use, either directly or indirectly, for repayment of the Loan, funds deriving from activities, businesses or projects in breach of the Sanctions and/or which may result in an infringement of the Sanctions on the part of the same.

18.14.	Clean-Up Period

(A)	Without prejudice to the provisions of section (B) below, and notwithstanding any different and further provisions of the Financial Documents, any:

(i)	inaccuracy, incompleteness and untruthfulness of a declaration or guarantee issued by the Recipient, also in the name and on behalf of the companies of the Group and/or the Relevant Subsidiaries, pursuant to Art. 15 (Declarations) of this Agreement, or

(ii)	a breach of a commitment or an obligation assumed by the Recipient, also in the name and on behalf of the companies of the Group and/or the Relevant Subsidiaries, pursuant to Articles 16 (Disclosure Requirements) and 18 {Commitments) of this Agreement, or

(iii)	a Material Event pursuant to Art. 19 {Material Events) of this Agreement,

will not constitute an inaccuracy, incompleteness or untruthfulness of declarations and guarantees, or a breach of commitments or obligations or will not be considered as a Material Event, if:

(a)	it refers to the company that is the subject of the Permitted Acquisition or any further future acquisitions made by the Recipient in accordance with the provisions of this Agreement; and

(b)	it occurs during the 9 (nine) months following the date of completion of the relative acquisition; and

(c)	would have constituted (in the absence of this provision) an inaccuracy, incompleteness and untruthfulness of declarations and guarantees, or a breach of a commitment or an obligation, or a Material Event, in each case, with exclusive reference to a company subject to the Permitted Acquisition and/or to any additional companies whose shareholdings are acquired in future by the Recipient in accordance with the provisions of this Agreement; and

(d)	is capable of being remedied and reasonable steps have been taken to remedy the situation; and

(e)	the circumstances giving rise to it were not caused or approved by the Recipient on or after the Utilization Date; and, moreover,

(f)	does not have a Material Adverse Effect; and

(g)	is actually remedied within 9 (nine) months, starting from the date of completion of the relative acquisition.

(B)	If the aforementioned violations persist after the 9th (ninth) month following the date of completion of the relative acquisition, the relative provisions of this Agreement shall apply.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

19.	MATERIAL EVENTS

19.1.	Material Events

Each of the events described in this Article (19) (Material Events) constitutes a Material Event.

19.2.	Non-payment

Failure to pay upon maturity of any amount owed by the Recipient pursuant to the Financial Documents in the manner provided therein unless the non-effected payment:

(a)	is caused exclusively by technical or administrative errors in the transmission of funds; and

(b)	is made within 5 (five) Business Days from the deadline.

19.3.	Commitments of a financial nature

Without prejudice to the provisions of Art. 17.5 (Remedies in the event of a breach of financial commitments), failure on the part of the Recipient to comply with the provisions of Art. 17 (Commitments of a financial nature).

19.4.	Failure to fulfil other obligations

Failure on the part of the Recipient to comply with the provisions of the Financial Documents (except as provided in Art. 19.2 (Non-payment) or Art. 19.3 (Financial commitments) or Art. 18 (Commitments) of this Agreement unless any such failure

(v)	can be remedied; and

(vi)	it is remedied within 20 (twenty) Business Days, starting from the most recent between the moment of the notification of the Financing Bank relating to the default and the date when the Recipient becomes aware of the failure.

19.5.	Truthfulness of the declarations

Untruthfulness in any substantial aspect of any of the declarations that are made or repeated by the Recipient in any of the Financial Documents, unless the actual situation can be modified so as to remedy the untruthfulness and this occurs within 20 (twenty) Business Days, starting from the most recent between a notification of the Financing Bank relating to the untruthfulness and the date when the Recipient becomes aware of such an occurrence.

19.6.	Insolvency

An occurrence on the part of the Recipient of one of the following circumstances, i.e., the Recipient

(I)	is, or, is considered for legal purposes no longer capable to regularly meet its obligations or is in any case insolvent;

(ii)	admits its inability to regularly pay its debts once they become due;

(iii)	ceases to pay its debts or communicates its intention in this respect for reasons differing from an objection made in good faith with regard to the relative payment obligations;

(iv)	due to financial difficulties, initiates negotiations with its creditors in order to obtain a rescheduling of its debt commitments;

(v)	is in one of the situations envisaged under Art. 2447 or 2482, 2482-bis and 2482-ter of the Civil Code (or, in the case of non-Italian companies, in similar applicable provisions) and this situation is not remedied within the legal terms applicable in each case; or

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(vi)	a moratorium is declared in respect of its indebtedness or a part thereof.

19.7.	Insolvency proceedings

(a)	Without prejudice to the provisions presented below, the occurrence of one of the following circumstances affecting the Recipient:

(i)	the start of negotiations for a composition agreement with creditors, a recovery plan pursuant to Art. 67 of Bankruptcy Law 267 and restructuring agreements pursuant to Art. 1 82-bis or Art. 182-septies of the Bankruptcy Law, an assignment of assets to creditors or similar agreements with its creditors;

(ii)	the presentation of: (i) an application for access to a crisis and insolvency regulation instrument subject to the filing of documentation, (ii) debt exposure recovery plans, (iii) debt restructuring agreements, moratorium agreements, (iv) restructuring plans subject to approval, pursuant to, respectively, Articles 44, 56, 57, 62 and 64-bis of the Business Crisis and Insolvency Code;

(iii)	[the Recipient] has not proposed solutions for over-indebtedness crises, where applicable, pursuant to Art. 65 of the Business Crisis and Insolvency Code; or has resorted to one of the crisis and insolvency regulation tools referred to in the Business Crisis and Insolvency Code or to voluntary or judicial liquidation with effects similar to those of the tools indicated in the preceding section (i);

(iv)	the calling of a meeting for placement into liquidation (or the request for placement into liquidation) or the approval of such a resolution;

(v)	the presentation or notification on the part of a subject of a request for admission to insolvency proceedings;

(vi)	issuance of a provision for admission to insolvency or liquidation proceedings; or

(vii)	the initiation within a jurisdiction of procedures similar to those mentioned above.

(b)	Section (a) does not apply to the filing of a petition for bankruptcy (or the institution of other insolvency proceedings in any jurisdiction) by a creditor if (i) the petition is contested in good faith and with due diligence, (ii) the company concerned demonstrates to the Financing Bank that the petition is manifestly unfounded and (iii) the petition will expire within 45 (forty-five) Business Days.

19.8.	Suspension, interruption or modification of an activity

A company of the Group suspends, interrupts or threatens to suspend or interrupt, or substantially modifies its activities if the suspension, interruption, threatened suspension or interruption, or substantial modification of the activity may have a Material Adverse Effect.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

19.9.	Worsening of credit claims

The occurrence of an event or series of events (whether related or not) which have a Material Adverse Effect;

19.10.	Collaboration in the case of a Material Event

(a)	If a Material Event has occurred, the Financing Bank will have the right, exercised by means of a written communication submitted to the Recipient, to:

(i)	declare that a Material Event has occurred; and/or

(ii)	withdraw from this Agreement; and/or

(iii)	declare that the Recipient is excluded from the benefit of the term with respect to all or a part of the payment obligations assumed by the same; and/or

(iv)	in the case of the Material Events described in Art. 19.2 (Non-payment), terminate this Contract in accordance with the provisions of Art. 1456 of the Civil Code; and/or

(v)	in the case of Material Events other than those referred to in section (iv) above, terminate this Contract in accordance with the provisions of Art. 1454 of the Civil Code.

(b)	In the event of withdrawal or forfeiture of the benefit of the term or termination pursuant to section (a) above :

(i)	all of the amounts with respect to which the Recipient has been declared as having forfeited the benefit of the term under this Agreement will immediately become due and payable together with all other amounts owed by the Recipient under the Financial Documents; and

(ii)	the Financing will be immediately cancelled.

(c)	The remedies provided for in this Article (19.10) (Remedies in the event of a Material Event) are in addition to any remedy made available to the Financing Bank by virtue of the rule of law.

20.	TRIAL

20.1.	Bank statements

The account statements of the Financing Bank relating to this Contract will provide evidence, in any institute or location and for all purposes, of the receivables due from the Recipient unless proof to the contrary is presented.

20.2.	Accounting records and results

The accounting records and results of the Financing Bank relating to the Financial Documents will provide evidence, in any institute or location and for all purposes, of the credit indicated therein unless proof to the contrary is subsequently presented.

20.3.	Calculation

The interest and fees due pursuant to this Agreement accrue day by day and are calculated with respect to the actual number of days elapsed on the basis of a 360-day year.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

21.	FEES

21.1.	Non-usage Fee

Upon the granting of the Revolving Credit Line, the Recipient will pay a non-usage fee (the 'Non-Usage Fee'), which is calculated on the amount of the Revolving Credit Line granted and unused and equal to 12 bps per year, starting from the Date of Conclusion and continuing until the end of the Availability Period (i.e., the date when the Revolving Credit Line has been fully revoked or cancelled pursuant to this Agreement). This Non-usage Fee must be paid in arrears (i) every six months, starting from the Date of Conclusion, (ii) on the last day of the Availability Period and (iii), in the event of revocation or complete cancellation of the Revolving Credit Line, on the date when the revocation or cancellation becomes effective under this Agreement.

21.2.	Arrangement Fee

In relation to the activity carried out for the structuring and underwriting of the Loan, the Recipient will pay to the Financing Bank an arrangement fee (the 'Arrangement Fee'), to be calculated on the overall amount of the loan, equal to a total of 200,000.00 (two hundred thousand/00) Euro, which will be paid in the manner and by the deadline agreed upon in a related, separate letter.

22.	COMPENSATION AND COSTS FOR RE-USE

22.1.	Currency related compensation

(a)	the Recipient undertakes to indemnify the Financing Bank with reference to any documented harmful consequence, increased cost or expenses (without any duplication with respect to any further harmful consequence, increased cost or expenses subject to indemnification on the part of the Recipient pursuant to the Financial Documents) which the Financing Bank may incur as a result:

(i)	payment to the benefit of the Financing Bank of any amount owed by the Recipient pursuant to the Financial Documents; or

(ii)	the conversion of said amount pursuant to a sentence, decree or other judicial or arbitration ruling,

in a currency other than the legal tender in Italy.

(b)	Unless otherwise required by law the Recipient renounces any rights it may have in any jurisdiction relating to the possibility to pay any sum according to the Financial Documents in a currency other than the currency in which the amount is to be paid.

22.2.	Other compensation

(c)	the Recipient undertakes to indemnify the Financing Bank with reference to any harmful consequence or funding expenses that the Financing Bank may incur as a result of:

(i)	the occurrence of a Material Event;

(ii)	failure to pay on the part of the Recipient any amount according to the provisions of a Financial Document on the maturity date;

(iii)	(unless it is attributable to the Financing Bank) failure to provide a Utilization following the submission of a Utilization Request;

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(iv)	failure to effect advance payment of the Loan (or part of the Loan) pursuant to an early repayment notice; or

(v)	the activity adopted by the Recipient in the event it reasonably believes that a Material Event exists.

(d)	The responsibility of the Recipient in each of the foregoing cases will include any detrimental consequences or funding expenses, which it has assumed or incurred to deal with any amount due under any Financial Document, any amount repaid or any Utilization.

22.3.	Costs of Re-use

(a)	the Recipient undertakes to pay to each Financing Bank the Costs of Re-use incurred by the Financing Bank in question.

(b)	Each Financing Bank shall notify the Recipient, through the Financing Bank itself, of the amount of the Costs of Re-use requested by it pursuant to this Article (22) (Compensation and Costs of Re-use).

23.	COSTS AND EXPENSES

23.1.	Initial costs

The Recipient will have to bear directly or, as the case may be, reimburse to the Financing Bank, through the Financing Bank itself, the duly documented total amount of costs and expenses (including legal fees in the amount separately agreed upon and notarial fees) reasonably incurred by the Financing Bank in relation to the negotiation, drafting and signing of the Financial Documents.

23.2.	Subsequent costs

Without prejudice to the provision of section (b) in Art. 25.4 (Charges relating to Transfers) and Art. 23.1 (Initial Costs), the Recipient must reimburse to the Financing Bank, through the Financing Bank itself, the duly documented total amount of costs, fees and, in the separately agreed amount, the fees of legal, notarial or other consultants which the Financing Bank has reasonably incurred in relation to:

(a)	the negotiation, drafting and signing of any Financial Document signed after the Date of Conclusion; and

(b)	any modification, waiver or consent requested by, or on behalf of the Recipient or specifically permitted by this Agreement.

23.3.	Cost of enforcement measures

The Recipient must reimburse to the Financing Bank the total amount of costs and expenses (including legal and notarial fees) which are incurred by the Financing Bank in relation to the protection or enforcement of any right to which it is entitled under a Financial Document.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

24.	MODIFICATIONS AND WAIVERS

24.1.	Procedure

Any provision contained in the Financial Documents may be modified or waived only with the consent of the Recipient.

25.	MODIFICATION OF THE PARTIES

25.1.	Transfers made by the Recipient

the Recipient shall not cede any of the Financial Documents or rights arising from them, without the prior consent of the Financing Bank.

25.2.	Assignments made by the Financing Bank

(a)	The Financing Bank (the 'Existing Financing Bank') may assign or transfer, in whole or in part, the Loan (an 'Assignment') (i) to another Financing Bank which is a Qualified Bank (the 'New Financing Bank') (ii) or - if the Contract has been terminated - to third parties ('Incoming Party'), and with the exclusion of any bond of solidarity between the transferor and the transferee, in the manner provided for in this Article (25.2).

(b)	Each Assignment will be characterized as an assignment of a contract (or an assignment of rights and a discharging assumption of obligations). The New Financing Bank (or the Incoming Party, as the case may be) will replace the transferor in this Agreement and in the other Financial Documents to which the Existing Financing Bank is a party, including all active and passive obligations connected thereto, moreover without this constituting a novation of this Contract, of the Financial Documents or of any of the obligations set forth therein.

(c)	Without prejudice to the case in which (i) the assignee is an Associate of the Financing Bank, and/or (ii) the Assignment occurs during the occurrence of a Material Event, and/or the Contract has been terminated, the Assignment must take place with the prior written consent of the Recipient (which cannot be unreasonably denied or delayed and shall be deemed as having been provided unless this is expressly denied within 15 (fifteen) Business Days following the request).

(d)	The Assignment in favor of the Incoming Party:

(i)	will take place pursuant to and for the purposes of Art. 1407 or, if applicable, Art. 1264 of the Civil Code, by submitting a copy of the Deed of Assignment; and

(ii)	the Incoming Party may not have the requisites of an Agent Bank necessary for an Assignment in favor of a New Incoming Bank.

(e)	Following the completion of an Assignment made pursuant to Art. 25.3 (Assignment Method) and having effect from the Date of Assignment:

(i)	the Existing Financing Bank will be released from the ceded obligations (and also any related obligations assumed pursuant to the Financial Documents); and

(ii)	the New Financing Bank will become a party to this Agreement in its capacity as the Financing Bank and the Financial Documents which the Existing Financing Bank was a party to in the capacity indicated in each Financial Document and will assume obligations corresponding to those from which the Existing Financing Bank will be released pursuant to section (i) above.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(f)	The Financing Bank may at any time freely use the credit deriving from the Financing as 'non-marketable assets' to be constituted as collateral in favor of the European Central Bank and/or the Bank of Italy for the refinancing operations provided by the latter within the scope of the 'Abaco' procedure (collateralized banking assets), as determined by the rules regulating the 'Eurosystem monetary policy instruments' in force in each case, or within the sphere of any other equivalent procedure which may exist, with it being understood that such use of the credits (i) will not release the Financing Bank from its obligations under the Financial Documents, and (ii) will not result in payment on the part of the Recipient of any amount and will not result in the granting of further rights with respect to those envisaged in favor of the Financing Bank pursuant to the provisions of the Financial Documents.

25.3.	Assignment Method

(a)	An Assignment is considered as completed when the Existing Financing Bank and the New Financing Bank have signed a specific assignment certificate.

(b)	The Assignment will be effective from the date when the Recipient is notified of the completion of the Assignment or, if later, from the date indicated in the aforementioned assignment notification (the 'Assignment Date').

(c)	The Recipient acknowledges and accepts that the submission of an assignment notification from the Agent Bank to the Recipient constitutes adequate notification of the Assignment pursuant to and for the purposes of Art. 1407 (1) of the Civil Code,

25.4.	Charges relating to Assignments

(a)	Stamp duties, registration duties and other Taxes of a similar nature that are applicable in relation to the Assignments (including those relating to each assignment certificate) and the relative costs and expenses (including legal and notarial fees) will be exclusively borne by the relative New Financing Bank except in the case where the Assignment occurred in the presence of a Material Event.

(b)	If:

(i)	the Financing Bank carries out an Assignment or changes its Operating Branch; and

(ii)	as a consequence of the circumstances existing on the Date of Assignment or a change relating to the Operating Branch, the Recipient is required to pay an Additional Sum, Tax Compensation or Higher Fees,

the Recipient will be required to pay the relative Additional Sum, Tax Compensation or Higher Fees in question only if it were required to pay such amounts even though the Assignment or change of the Operating Branch had not occurred.

26.	CONFIDENTIALITY

(a)	Each Party shall retain as confidential and shall use for the purposes of this Agreement and in any case for the ordinary activity of the Party, the confidential details and data provided to it by or on behalf of another Party in relation to the Financial Documents. However, each Party may disclose information:

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(i)	which is in the public domain, provided that this is not case due to the occurrence of breaches enacted by the Party of this Article (26) (Confidentiality);

(ii)	in relation to any litigation;

(iii)	if it is required to do so pursuant to any law or regulation or a judicial or arbitral provision, in adherence to a request made by any regulatory or tax authority, in relation to disputes, legal and judicial proceedings, arbitration or investigations, and/or any public and/or independent authority;

(iv)	to its officials, employees, agents, collaborators and/or professional consultants and to the officials, employees, agents, collaborators and/or professional consultants of its Affiliates, provided the same are bound by similar confidentiality obligations;

(v)	within the limits permitted by the provisions of section (b) below; or

(vi)	with the consent of the other Parties.

(b)	The Financing Bank may present to an Associate or to any other subject with which the Financing Bank has entered into an agreement comprising ordinary confidentiality obligations regarding an assignment, transfer or participation in the Revolving Credit Line (a 'participant'):

(i)	a copy of any Financial Document; and

(ii)	any information that the Financing Bank has acquired pursuant or in relation to any Financial Document.

(c)	The Financing Bank recognizes and accepts that some of the information that will be provided to it pursuant to the Financial Documents may constitute privileged information pursuant to the legislation applicable in each case and that the use of such information may be limited or precluded pursuant to this legislation, including, by way of an example and not exhaustively, the legal and regulatory provisions regarding the abuse of privileged inside information and market manipulation. The Financing Bank undertakes to use the information that will be provided to it pursuant to the Financial Documents in compliance with the legal and regulatory provisions applicable in each case and to hold the Recipient harmless from any damage it may directly incur due to the violation of the obligations of confidentiality on the part of any subject to which it has provided any information (other than the information referred to in section (a) (i), (ii) and (iii) above under this Agreement, and including sub-section (d) below.

(d)	Without prejudice to the foregoing the Financing Bank will also have the right to provide to:

(i)	any subject to which it intends to assign, in whole or in part, this Agreement or the credit arising from it and also to any company of the group, subsidiary or branch, or legal representative, director, officer, employee, agent, collaborator, and/ or consultant of the entity in question (including, where such an entity is a fund, any other fund managed by the same administrator);

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

(ii)	any subject with which contracts will be stipulated aimed at allocating and/or sharing, in a more efficient manner, the credit risk with respect to the Recipient, or an interest rate and/or exchange risk;

(iii)	any subject with which the Financing Bank intends to carry out transactions concerning the credits claimed from the Recipient and arising from this Contract;

(iv)	any company or third-party entity with which the Financing Bank intends to conclude, directly or indirectly, any 'sub-participation' or any operation according to which payments must or may be made in relation to the Financial Documents (including any insurers, re-insurers, brokers or insurance companies with which the Financing Bank intends to stipulate an insurance policy in relation to the Financial Documents), and also any subsidiary or branch, legal representative and/or consultant of such a company or entity;

(v)	any subject which invests or otherwise finances (or may potentially invest or otherwise finance), directly or indirectly, one of the operations referred to in sections (i), (ii), (iv) or (v) above;

(vi)	any rating agency (including their consultants);

(vii)	any of their legal advisers or any notary involved in any of the above circumstances, the information relating to the Contract, to the Financial Documents that it deems reasonably necessary for the purposes of the assignment operations referred to above, provided that the subject to which the information is communicated has signed (prior to communication) a confidentiality commitment to the reasonable satisfaction of the Recipient and the Financing Bank.

(e)	The provisions referred to in this Article (26) (Confidentiality) will remain effective for a period of 12 (twelve) months, starting from the earliest of the following dates: (i) the date of termination of this Agreement and (ii) the date on which a Party has assigned its rights deriving from this Agreement.

27.	COMPENSATION

Each payment to be made by the Recipient must be calculated and made without deductions or compensations with amounts (payable or otherwise) due to the Recipient.

28.	PARTIAL INVALIDITY

If a provision of a Financial Document is or becomes void or unenforceable in any jurisdiction, any such circumstance will have no impact:

(a)	on compliance with the law, the validity or enforceability in that jurisdiction of any other provisions of the Financial Documents; or

(b)	regarding conformity to law, the validity or effectiveness in other jurisdictions of that or any other provision of the Financial Documents.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

29.	NOTIFICATIONS

29.1.	Form of the notifications

(a)	All communications relating to the Financial Documents must be made in writing and, unless otherwise agreed, may be delivered by hand or sent by post, via telex or fax or e-mail or other electronic means of communication approved by the Financing Bank.

(b)	For the purposes of the Financial Documents, notifications made in the electronic format will be deemed to have been made in writing.

(c)	Except as otherwise provided for, any consent or agreement required under the Finance Documents must be presented in writing.

29.2.	Address

(a)	For any notification that occurs pursuant to the provisions of the Financial Documents, the Recipient provides the following address:

Alfasigma S.p.A.

Via Ragazzi del ‘99, n. 5

40133 - Bologna

Fax: 051.387914

E-mail: alfasigmaspa@legalmail.it

To the kind attention of Mr. Francesco Balestrieri

(b)	For any notification that occurs pursuant to the provisions of the Financial Documents, the Financing Bank provides the following address:

BANCO BPM S.p.A.

Via Don Minzoni n. 1/g

40133 - Bologna

To the kind attention of : Cristina Ricci

E-mail: cristina.ricci@bancobpm.it

29.3.	Validity

(a)	Except as provided for below, any communication relating to the Financial Documents will be deemed to have reached its destination:

(i)	if it is delivered by hand or sent by letter, at the time of delivery;

(ii)	if sent by fax, with a receipt in legible form issued by the recipient;

(iii)	if sent via e-mail or via other electronic instruments, with a receipt in a legible format.

(b)	Notifications received on a day other than a Business Day or, that is, after 5.00 pm will be deemed to have been received on the following Business Day at that location.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

30.	FISCAL TREATMENT AND SUBSTITUTE TAX

(a)	Considering that this Agreement is stipulated through an exchange of correspondence, this Agreement, together with the related amendment and execution documents, is not subject to the obligation of registration, except upon the occurrence of an event such as: (a) a case of use, pursuant to Art. 6 of Presidential Decree 131/1986, (b) a statement, pursuant to Art. 22 of Presidential Decree 131/1986 and (c) voluntary registration.

(b)	Upon the occurrence of one of the aforementioned events which determines registration of the Contract, as these are documents relating to operations falling within the scope of VAT - albeit under the exemption regime, pursuant to Art. 10 (1) 1 of Presidential Decree 633/1972 - they are subject to a fixed registration duty, pursuant to Articles 5 and 40 of Presidential Decree 131/1986.

(c)	The Financing Bank, in agreement with the Recipient, declares that it does not wish to exercise the option referred to in Art. 17 of Presidential Decree 601 of September 29 1973, as amended from time to time, and therefore does not wish to benefit from the substitute tax referred to in Articles 15 et seq. of the aforementioned Presidential Decree 601 of September 29 1973.

31.	CONTRACT SUBJECT TO INDIVIDUAL NEGOTIATION

Pursuant to and for the purposes of Resolution CICR of March 4 2003 and the ‘Provisions on the transparency of banking and financial operations and services - Correctness of relationships between intermediaries and customers' issued by the Bank of Italy on July 15 2015 and published in the Official Journal of the Republic of Italy on July 29, 2015, the Parties hereto hereby recognize and confirm that this Deed and each of its provisions has been the subject of individual negotiation with the assistance of its legal consultants.

32.	APPLICABLE LAW - COMPLAINTS AND CONCILIATORY MEDIATION - COMPETENT COURT OF LAW

32.1.	This Agreement is governed by Italian law.

32.2.	The Financing Bank hereby informs the Recipient that in the event that a dispute arises following the stipulation of this Contract and related and consequent deeds, the Recipient may:

a)	submit a complaint to the Bank by means of a registered letter (with notification of receipt) addressed to: Banco BPM S.p.A. - Complaints Management - Via Polenghi Lombardo, 13 - 26900 Lòdi, or via a telematic link to www.bancobpm.it ('Complaints' section) or to the certified e-mail address reclamibancari@pec.bancobpmspa.it:. The Financing Bank must respond within sixty days from the date of receipt.

If the Recipient is not satisfied with the outcome of the complaint or has not received a response within the expected deadline, it may

b)	after following the complaint procedure referred to under point a), contact, pursuant to Art. 128 of Legislative Decree 385 of September 1 1993 - the Consolidated Law on banking and credit matters - the Financial Banking Arbitrator if the claim has a value not exceeding 200,000 Euro and if the complaint involves the request for a sum of money without limits in terms of its amount in all the other cases. The appeal must be signed by the Borrower; it may be presented on behalf of the Recipient by a trade association to which it adheres or by another representative authorized to undertake such action. In these cases the appeal is also signed by the Recipient or accompanied by a power of attorney. The appeal is drawn up using the forms published on the ABF website and available at all branches of the Bank of Italy open to the public and, alternatively, may be sent directly according to the procedures indicated on the forms to the technical secretariat of the competent board and to any Branch of the Bank of Italy or presented at all branches of the Bank of Italy open to the public. An appeal to the ABF cannot be made if more than twelve months have passed since the complaint was submitted to the Financing Bank. If the Recipient proposes the above appeal, it must promptly notify the Financing Bank by forwarding to it a copy of the appeal by registered mail (with notification of receipt) or via certified e-mail. Further information on the dispute resolution system referred to in Art. 128-bis of the Consolidated Banking Act (TUB) can be found in the website of the Body (www.arbitrobancariofinanziario.it); or, alternatively,

c)	it may activate, also without prior exercise of the complaint procedure referred to under the preceding point a), the mediation procedure at the Banking Conciliation Body established by the Financial Banking Conciliator - an Association for the resolution of banking, financial and corporate disputes - ADR (listed in the register of conciliation bodies held by the Ministry of Justice) as this is a Body that specializes in banking and financial disputes, which has a network of conciliators at various locations throughout the national territory (relative information is available in the website www.conciliatorebancario.it. A similar facility is conferred upon the Financing Bank.

The Financing Bank moreover informs the Recipient that a condition for the admissibility of legal claims relating to disputes arising from the stipulation of this Contract and related and consequent deeds, pursuant to Art. 5 (1-bis) of Legislative Decree 28 of March 4 2010, introduced by Law 98 of August 9 2013, by way of conversion of Legislative Decree 69 of June 21 2013, is the activation of an out-of-court resolution or mediation procedures for conciliation.

To activate the aforementioned procedures, the Parties agree as follows: the Recipient shall follow what is stated under the preceding points a) and b) or c); the Financing Bank shall follow the procedure indicated under point c) above.

In relation to the aforementioned provision referred to in Art. 5 (1-bis) of Legislative Decree 28/2010, and by way of implementation of section 5 of the same article, the Parties as of now agree to present the disputes that may arise from this Contract to the Banking Conciliation Body established by the Banking and Financial Conciliator - the Association for the resolution of banking, financial and corporate disputes - ADR (listed in the register of conciliation bodies held by the Ministry of Justice) as a Body that specializes in banking and financial disputes, which has a network of conciliators at various locations throughout the national territory.

It is understood that what is stated under this section (2) is agreed upon in derogation of what may be established in the document bearing the title 'General Conditions relating to the Bank-Customer relationship'.

32.3.	Without prejudice to the powers mandatorily established by law for precautionary and executive measures, the Court of Law of Milan will have exclusive jurisdiction for any dispute relating to the interpretation, conclusion, execution or termination of this Contract. In any case the Bank's right to appeal to any other competent judge pursuant to the provisions of law remains without prejudice.

32.4.	For any dispute relating to the Financial Documents the Recipient irrevocably establishes its domicile at its registered office.

ANNEX 1

Financing Bank

Shareholding (euro):	100,000,000
Financing Bank	Banco BPM S.p.A.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazza F. Meda, 4 - 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

ANNEX 2

Conditions Precedent

Part I - Conditions Precedent with regard to the effectiveness of the Financing Agreement

1	Copy of the deed of incorporation and of the statute of the Recipient, where these may be different from those already held by the Financing Bank.

2.	Where adopted, a copy of the resolution of the Board of Directors of the Recipient which approves the terms of the Financial Documents and the operations envisaged by them or a copy of the documentation certifying the powers of one or more subjects authorized to sign the Financial Documents which the Recipient is a party of.

3.	A sample of the signature of the authorized persons who will sign the Financial Documents and all the documents and notifications required by the provisions of the Financial Documents, where such persons differ from those who have already deposited their signatures at the Financing Bank.

4.	A certificate of good standing of the Recipient issued by the Registry of Companies at a time not earlier than 7 (seven) Business Days before the Date of Conclusion.

5.	An original copy of the declaration of a legal representative of the Recipient certifying that each document listed in Part I (Conditions precedent with regard to the effectiveness of the Financing Agreement) of this Annex (2) (Conditions Precedent) is (depending on the case) authentic, complete, effective and currently valid on the Date of Conclusion.

6.	Copy of the Basic Financial Situation.

7.	Evidence of payment of all commissions, costs and expenses due to the Financing Bank on the Closing Date.

8.	Documents relating to the ‘Know your customers' (KYC) process and anti-money laundering legislation.

Part II - Conditions Precedent with regard to the disbursement and/or renewal of Utilizations

1.	Absence, on the date of the relative Utilization Request and/or Renewal Request and on the relative Utilization Date and/or renewal date of any Material Event.

2.	On the date of the relative Utilization Request and/or Renewal Request and the relative Utilization Date and/or renewal date, the truthfulness, accuracy and correctness of the declarations and warranties made pursuant to this Agreement.

ANNEX 3

Part I - Utilization Request

Messrs.

[BANCO BPM S.p.A.]

[•]

[Date]

Financing Agreement for a total of [•] Euro

On (date) [•] (the 'Financing Agreement')

We hereby refer to the Financing Agreement indicated above. The terms used in this Utilization Request have the meaning attributed to them in the Financing Agreement.

1.	We request the Utilization indicated below:

Date of Utilization: [•];

Amount: [•] Euro;

Period of Duration of a Utilization: [•] months.

2.	It is hereby confirmed that:

(a)	the conditions precedent referred to in Art. 4 of the Financing Agreement have occurred;

(b)	as of the date hereof, the declarations and warranties contained in the Financing Agreement are true and complete and no Material Event has occurred or will occur as a result of the Utilization.

3.	We hereby authorize your Institute to credit the sums referred to in the preceding section to the current account with IBAN [•], held by [•] pursuant to and for the purposes of Art. 5.1 (Method of Use) of the Financing Agreement.

In the name and on behalf of [Alfasigma] S.p.A.]

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazza F. Meda, 4 - 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

Part II - Renewal Request

[BANCO BPM S.p.A.]

[•]

[Date]

Financing Agreement for an overall total of [•] Euro

on (date) [•] (the 'Financing Agreement')

Reference is made to the Financing Agreement indicated above. The terms used in this Utilization Request have the meaning attributed to them in the Financing Agreement.

1.	On [•] we wish to renew the Utilization indicated below:

Renewal date: [•];

Amount: [•]Euro;

Period of Duration of a Utilization: [•] months.

2.	We confirm that as of the date hereof the declarations and warranties contained in the Financing Agreement are true and complete and no Material Event has occurred or will occur as a result of the Utilization.

3.	We hereby authorize your Institute to:

(a)	debit the current account with IBAN [•] held by [•] with the amount of [•] Euro on (date) / with currency in respect of interest on the Revolving Credit Line.

(b)	[if the amount subject to renewal is less than the expiring Utilization] debit the current account with IBAN [•] held by [•] with the amount [•] Euro on (date) / with currency in respect of reimbursement on the Revolving Credit Line

In the name and on behalf of

[Recipient]

ANNEX 4

Attestation of Conformity Model

[on a sheet bearing the letterhead of the Recipient]

Messrs.

Banco BPM S.p.A.

[•]

Date: [•]

Financing Agreement for a total of [•] Euro on (date) [•] (the 'Financing Agreement')

Reference is made to the Financing Agreement indicated above. Terms used in this certification which present an initial capital letter have the meaning attributed to them in the Financing Agreement.

1	This is a Certificate of Conformity.

2.	It is confirmed that on [insert relative Calculation Date]:

(a)	relation between Consolidated Net Financial Debt and Consolidated EBITDA: the Consolidated Net Financial Debt for the Reference Period ending on [insert relative Calculation Date] was equal to [•] and the Consolidated EBITDA for the Reference Period ending on [insert relative Calculation Date] was equal to [•]; consequently, the relation between Consolidated Net Financial Debt and Consolidated EBITDA for the Reference Period ending on [insert relative Calculation Date] was equal to [•], where the relative ratio referred to in the Financing Agreement is equal to [•];

(b)	relation between Consolidated Net Financial Debt and Net Equity: the Consolidated Net Financial Debt for the Reference Period ending on [insert relative Calculation Date] was equal to [•] and the Net Equity for the Reference Period ending on [insert relative Calculation Date] was equal to [•]; consequently, the relation between Consolidated Net Financial Debt and Net Equity for the Reference Period which ends on [insert relative Calculation Date] was equal to [•], where the relative ratio referred to in the Financing Agreement is equal to [•];

3.	The details of the calculations from which the results referred to in section 2 above are derived are enclosed.

4.	We hereby confirm that on [insert relative Calculation Date] no Material Event is in progress.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: Euro 7,100,000,000.00 (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

ANNEX 5

Declaration of Exemption

The undersigned [Name of the legal representative], domiciled at [Official address of the Financing Bank], legal representative of [Company name of the Financing Bank] with registered office at [•], Via [•], share capital[•],

Whereas,

pursuant to Art. 26 (5-bis) of Presidential Decree 600 of September 29 1973 (‘Presidential Decree 600/1973') as amended (i) by Art. 22 of Legislative Decree 91 of June 24 2014, converted into law by Law 144 of August 11 2014, (ii) by Art. 10 (2) of Decree Law 133 of September 12 2014, converted into law by Law 164 of November 11 2014, and (iii) by Art. 6 (1) of Decree Law 3 of January 24 2015, the withholding tax referred to in Art. 26 (5) of Presidential Decree 600/1973 does not apply with reference to interest and other income deriving from medium-long term loans issued to companies resident for tax purposes in Italy by:

▪	credit institutions established in the Member States of the European Union;

▪	entities identified in Art. 2 (5), sub-sects 4) to 23), of Directive 2013/36/EU;

▪	insurance companies established and authorized pursuant to regulations issued by Member States of the European Union;

▪	foreign institutional investors, albeit without tax liability, referred to in Art. 6 (1), sub-sect. b), of Legislative Decree 239 of April 1 1996, subject to forms of supervision in foreign countries in which they are established.

NOW, THEREFORE, IT IS HEREBY DECLARED

1.	that [Name of the Financing Bank] is the recipient and actual beneficiary of the interest which is due to the same pursuant to the Financing Agreement;

2.	(check one of the following boxes if applicable)

☐	that [Name of the Financing Bank] is a credit institution established in a member state of the European Union.

☐	that [Name of the Financing Bank] is an entity identified in Art. 2 (5), sub-sects 4) to 23) of Directive 2013/36/EU.

☐	that [Name of the Financing Bank] is an insurance company established and authorized pursuant to regulations issued by a Member State of the European Union.

☐	that [Name of the Financing Bank] is a foreign institutional investor, albeit without income tax liability, referred to in Art. 6 (1) (b), of Legislative Decree 239 of April 1 1996, and subject to forms of supervision in the country in which it is established.

3.	that all the requirements set out in Art. 26 (5-bis) of Presidential Decree 600/1973 are satisfied and, moreover, all of the information contained in this declaration is correct and complete and that [Name of the Financing Bank] undertakes to communicate any absence of one or more of the requirements described above, and also any variations in the data and information provided.

* * *

If you agree with the Proposal, please confirm your acceptance by forwarding a letter to us which will include the content of the Proposal, duly initialed on each page and signed for acceptance.

With our best regards,

Banco BPM S.p.A.

/s/ Cristina Ricci

Name:	CRISTINA RICCI

Title:	MANAGERIAL STAFF

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Registered office: Piazzo F. Meda, 4 • 20121 Milan - Tel. 02 77001

Administrative headquarters: Piazza Nogara, 2 - 37121 Verona - Tel. 045 8675111

www.gruppo.bancobpm.it

Share Capital as at 04.15.2021: 7,100,000,000.00 Euro (fully paid up). - ABI code 05034, Fiscal (taxation) Code and Registration at the Company Registration Office of Milan Monza Brianza Lodi: 09722490969, Representative of the Gruppo IVA Banco BPM, VAT reg. 10537050964, a Member of the Interbank Fund for the Protection of Deposits and the National Guarantee Fund, Listed in the Register of Banks of the Banca d'Italia and the Register of Bank Groups.

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